Exhibit (a)(1)(A)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you are urged to consult your broker, dealer, bank manager, lawyer, accountant or other professional advisor. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and tenders will not be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, Encana may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend this Offer to Shareholders in such jurisdiction in accordance with applicable laws.

This Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

July 8, 2019

OFFER TO PURCHASE FOR NOT MORE THAN US$213,000,000 IN CASH

UP TO 45,319,148 OF ITS COMMON SHARES AT A PURCHASE PRICE OF

NOT LESS THAN US$4.70 AND NOT MORE THAN US$5.40 PER COMMON SHARE

Encana Corporation (“Encana”, the “Corporation”, “we” or “us”) invites its shareholders (the “Shareholders”) to tender, for purchase and cancellation by the Corporation, common shares of the Corporation (the “Shares”) pursuant to (i) auction tenders in which the tendering Shareholders specify a price of not less than US$4.70 per Share and not more than US$5.40 per Share in increments of US$0.05 per Share (“Auction Tenders”), or (ii) purchase price tenders in which the tendering Shareholders do not specify a price per Share, but rather agree to have Shares purchased at the Purchase Price (as defined below) that is determined as provided herein (“Purchase Price Tenders”). The invitation and all tenders of Shares are subject to the terms and conditions set forth in this offer to purchase (the “Offer to Purchase”), the accompanying Issuer Bid Circular (the “Circular”) and the related Letter of Transmittal and Notice of Guaranteed Delivery (which together constitute the “Offer”). In this Offer, unless the context otherwise requires, all references to “Shares” shall include the associated rights issued pursuant to the Corporation’s Amended and Restated Shareholder Rights Plan Agreement dated as of April 30, 2019 between the Corporation and AST Trust Company (Canada), as rights agent.

The Offer will commence on the date set forth below and expire at 5:00 p.m. (Eastern time) on August 14, 2019, unless withdrawn, extended or varied by Encana (such time on such date, the “Expiration Date”). Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. The Offer is not conditional upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to other conditions and Encana reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Shares tendered under the Offer if certain events occur. See “Offer to Purchase – Conditions of the Offer”.

Promptly following the Expiration Date, the Corporation will determine a single price per Share (the “Purchase Price”), taking into account the total number of Shares tendered and the prices specified, or deemed specified, by tendering Shareholders, which will not be less than US$4.70 per Share and not more than US$5.40 per Share, that is the lowest price that enables it to purchase the maximum number of Shares properly tendered and not withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding US$213,000,000. If the Purchase Price is determined to be US$4.70 (which is the minimum Purchase Price under the Offer), the maximum number of Shares that may be purchased by the Corporation is 45,319,148 Shares. If the Purchase Price is determined to be US$5.40 (which is the maximum Purchase Price under the Offer), the maximum number of Shares that may be purchased by the Corporation is 39,444,444 Shares. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at US$4.70 per Share (which is the minimum Purchase Price under the Offer). All Shares purchased under the Offer will be purchased at the same Purchase Price, even if some of the Shares are tendered below the Purchase Price. However, Shares tendered by a Shareholder pursuant to an Auction Tender will not be purchased by the Corporation pursuant to the Offer if the price specified by the Shareholder is greater than the Purchase Price. A Shareholder who wishes to tender Shares, but who does not wish to specify a price at which such Shares may be purchased by the Corporation, should make a Purchase Price Tender. Shareholders who tender Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender, understanding that for the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at the minimum price of US$4.70 per Share. Each Shareholder should understand that making a Purchase Price Tender may cause the Purchase Price to be lower than would otherwise be the case.

Each Shareholder who has properly tendered Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

If the aggregate Purchase Price for the Shares properly tendered and not withdrawn pursuant to the Offer by Purchase Price Tender or by Auction Tender at or below the Purchase Price (the “Successfully Tendered Shares”) by Shareholders (the “Successful Shareholders”) exceeds US$213,000,000, then the Successfully Tendered Shares will be purchased on a pro rata basis according to the number of Shares tendered (or deemed to be tendered) by the Successful Shareholders (with adjustments to avoid the purchase of fractional Shares), except that “Odd Lot” tenders (as described herein) will not be subject to pro-ration. See “Offer to Purchase – Number of Shares and Pro-Ration”.

The Purchase Price and the aggregate amount payable to tendering Shareholders (net of applicable withholding taxes, if any) will be denominated in U.S. dollars. Encana will pay for Shares tendered in U.S. dollars. See “Offer to Purchase – Taking Up and Payment for Tendered Shares”.

All tendered Shares not purchased, including all Shares tendered pursuant to Auction Tenders at prices greater than the Purchase Price, Shares not purchased due to pro-ration and Shares not accepted for purchase, will be returned to the tendering Shareholder promptly after the Expiration Date or termination of the Offer without expense to the tendering Shareholder.

As of June 30, 2019, there were 1,346,445,569 Shares issued and outstanding and, accordingly, the Offer is for a maximum of approximately 3.4% (or approximately 13.0%, if aggregated with the 149,425,839 Shares purchased under the Corporation’s current normal course issuer bid (“NCIB”) since its commencement on March 4, 2019) of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$4.70 (being the minimum Purchase Price under the Offer), and for approximately 2.9% (or approximately 12.6%, if aggregated with the 149,425,839 Shares purchased under the Corporation’s current NCIB since its commencement on March 4, 2019) if the Purchase Price is determined to be US$5.40 (being the maximum Purchase Price under the Offer).

The Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”) under the symbol ‘ECA’. On June 7, 2019, the date prior to the announcement of the Corporation’s intention to proceed with a substantial issuer bid, the closing price on the TSX was Cdn$6.70 per Share and on the NYSE was US$5.04 per Share. On July 2, 2019, the closing price on the TSX was Cdn$6.51 per Share and on the NYSE was US$4.96 per Share. Shareholders are urged to obtain current market quotations for the Shares.

Encana’s Board of Directors has approved the Offer. However, none of Encana, its Board of Directors, BMO Nesbitt Burns Inc. and BMO Capital Markets Corp., the dealer managers for the Offer (together referred to as the “Dealer Managers”), or AST Trust Company (Canada), the depositary for the Offer (the “Depositary”), makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer, whether Shareholders should elect an Auction Tender or a Purchase

Price Tender, or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender. The Corporation’s directors and executive officers have advised the Corporation that they do not intend to tender Shares under the Offer.

Shareholders should carefully consider all relevant factors with their own financial advisors, including the income tax consequences of tendering Shares under the Offer. For some Shareholders, the income tax treatment of selling Shares to the Corporation under the Offer may be materially different from the income tax treatment of selling Shares in the market. See “Issuer Bid Circular – Income Tax Consequences”.

Shareholders wishing to tender all or any portion of their Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein. See “Offer to Purchase – Procedure for Tendering Shares”.

The Offer expires at 5:00 p.m. (Eastern time) on August 14, 2019 unless withdrawn, extended or varied.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER, HOWEVER, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR WHETHER SHAREHOLDERS SHOULD ELECT AN AUCTION TENDER OR A PURCHASE PRICE TENDER. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE CIRCULAR, THE LETTER OF TRANSMITTAL OR THE NOTICE OF GUARANTEED DELIVERY IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR THE AFFAIRS OF ENCANA OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTORS, THE DEALER MANAGERS OR THE DEPOSITARY.

No Canadian, U.S. or foreign commission has approved or disapproved of this Offer or passed upon the merits or fairness of this Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is unlawful and may be a criminal offense.

Any questions or requests for information regarding the Offer should be directed to the Depositary or the Dealer Managers at the addresses, telephone and facsimile numbers of the Depositary and the Dealer Managers set forth below. You may request additional copies of this Offer to Purchase, the Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery from the Depositary, which will promptly furnish to Shareholders additional copies of these materials at the Corporation’s expense.

The Dealer Managers for the Offer are:

In Canada:	In the United States:

BMO Nesbitt Burns Inc.	BMO Capital Markets Corp.

1 First Canadian Place, 5th Floor 100 King Street West Toronto, Ontario M5X 1H3 Telephone: 1-833-393-3742	3 Times Square, 28th Floor New York, NY 10036 Telephone: 1-833-393-3907

The Depositary for the Offer is:

AST Trust Company (Canada)

1 Toronto Street, Suite 1200

Toronto, Ontario M5C 2V6

Telephone: (416) 682-3860

Toll Free in Canada and the U.S.: 1-866-580-7145

Toll Free Outside Canada and the U.S.: 1-416-682-3863

E-mail: inquiries@astfinancial.com

INFORMATION FOR UNITED STATES SHAREHOLDERS

The Corporation has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Schedule TO with respect to the Offer, pursuant to Section 13(e)(1) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13e-4(c)(2) promulgated thereunder. See “Offer to Purchase – Additional Information”.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND CIRCULAR AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

The enforcement by Shareholders of civil liabilities under U.S. federal and state securities laws may be adversely affected by the fact that Encana is incorporated under the laws of Canada, that some of its officers and directors and some of the experts named in this Offer to Purchase and Circular are residents of countries other than the Unites States, and that all or a substantial portion of the assets of Encana and such persons are located outside the United States. It may be difficult to effect service of process on Encana, its officers and directors and the experts named in this Offer to Purchase and Circular. In addition, U.S. Shareholders should not assume that courts in Canada or in the countries where such directors and officers reside or in which Encana’s non-U.S. assets or the assets of such persons are located (i) would enforce judgments of U.S. courts obtained in actions against Encana or such persons predicated upon civil liability provisions of U.S. federal or state securities laws as may be applicable, or (ii) would enforce, in original actions, any asserted liabilities against Encana, its subsidiaries or such persons predicated upon such laws. Enforcement of any asserted civil liabilities under U.S. securities laws may be further adversely affected by the fact that some or all of the experts named in the Offer may be residents of Canada.

United States Shareholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. See “Issuer Bid Circular – Income Tax Consequences”. Shareholders should consult their own tax advisors with respect to their particular circumstances and tax considerations applicable to them.

v

FORWARD-LOOKING INFORMATION

This Offer to Purchase and Circular contains forward-looking information and forward-looking statements within the meaning of applicable Canadian and U.S. securities laws (collectively referred to herein as “forward-looking information”). Words such as “may”, “will”, “expect”, “believe”, “anticipate”, “intend”, “could”, “estimate”, “continue”, or the negative or comparable terminology are intended to identify forward-looking information. Forward-looking information is information other than historical information or information of current condition, that includes, but is not limited to, information respecting: the number of Shares that the Corporation may purchase in the Offer; the price range and the date on which the Corporation will announce the final results of the Offer or pay for tendered Shares; the Corporation’s belief that the purchase of Shares under the Offer represents an equitable and efficient means of distributing cash to Shareholders who elect to tender; the Corporation’s expectation that it will fund any purchases of Shares pursuant to the Offer from cash on hand, drawing on existing credit facilities or through the issuance of commercial paper; the Corporation continuing to have sufficient financial resources and working capital and the Offer not being expected to preclude the Corporation from pursuing its foreseeable business opportunities or the future growth of the Corporation’s business; the market for the Shares not being materially less liquid than the market that exists at the time of the making of the Offer; and future purchases of additional Shares following expiry of the Offer, if any.

In addition, any information that refers to expectations, projections or other characterizations of future events, conditions or circumstances is considered forward-looking information. Forward-looking information is not a guarantee of future performance and involves risks and uncertainties.

Forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those in forward-looking information due to various factors. All of the forward-looking information contained herein is qualified by the assumptions that are stated or inherent in such forward-looking information, including the assumptions listed below. Although Encana believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking information and the reader should not place an undue reliance on these assumptions and such forward-looking information. The key assumptions that have been made in connection with the forward-looking information include: that Encana will continue to conduct its operations in a manner substantially consistent with past operations; the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions; access to the Corporation’s credit facilities and commercial paper program; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends.

Risks and uncertainties that may affect these outcomes include: uncertainty in the level of Shareholder participation in the Offer; failure to complete the Offer due to conditions to the Offer not being satisfied or waived; ability to generate sufficient cash flow to meet obligations; commodity price volatility; ability to secure adequate transportation and potential pipeline curtailments; variability and discretion the Board of Directors to declare and pay dividends, if any; timing and costs of well, facilities and pipeline construction; business interruption, property and casualty losses or unexpected technical difficulties, including impact of weather; counterparty and credit risk; actions of Organization of the Petroleum Exporting Countries, its members and other state-controlled oil companies relating to oil price and production controls; sustained declines in commodity prices resulting in impairment of assets; impact of a downgrade in credit rating and its impact on access to sources of liquidity; fluctuations in currency and interest rates; risks associated with inflation rates; risks inherent in the Corporation’s corporate guidance; failure to achieve cost and efficiency initiatives; risks inherent in marketing operations; risks associated with technology, including electronic, cyber and physical security breaches; changes in or interpretation of royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations, including potential environmental liabilities that are not covered by an effective indemnity or insurance; risks associated with existing and potential lawsuits and regulatory actions made against the Corporation; impact of disputes arising with its partners, including suspension of certain obligations and inability to dispose of assets or interests in certain arrangements; the Corporation’s ability to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities, including future net revenue estimates; risks associated with past and future acquisitions or divestitures of certain assets or other transactions or receipt of amounts contemplated under the transaction agreements (such transactions may include third-party capital investments, farmouts or partnerships, which Encana may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Encana may refer to from time to time as “proceeds”, “deferred purchase price” and/or “carry capital”, regardless of the legal form) as a result of various conditions not being met; and other risks described in Item 1A of Encana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and its other filings with the Canadian securities regulators and the SEC. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking information prove incorrect, actual results may vary materially from those indicated in any forward-looking information.

Although the Corporation believes the expectations represented by such forward-looking information is reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. Accordingly, readers should not place undue reliance on such forward-looking information. Forward-looking information is made as of the date of this document and, except as required by law, the Corporation undertakes no obligation to update publicly or revise any forward-looking information. The forward-looking information contained in this Offer to Purchase and Circular is expressly qualified by these cautionary statements.

NOTICE TO HOLDERS OF OPTIONS

The Offer is made only for Shares and not made for any options to acquire Shares (“Options”). Any holder of Options who wishes to accept the Offer should, to the extent permitted by the terms thereof, fully exercise such Options in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise must occur sufficiently in advance of the Expiration Date to enable holders of Options to have sufficient time to comply with the procedures for tendering Shares in the Offer. An exercise of an Option cannot be revoked even if the Shares received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

Holders of Options that exercise such Options and then tender the Shares received on such exercise pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under the “Issuer Bid Circular – Income Tax Consequences”. Holders of Options are urged to seek tax advice from their own tax advisors in this regard.

CURRENCY AND EXCHANGE RATE

All dollar references in this Offer to Purchase and the Circular are in U.S. dollars (US$), except where otherwise indicated.

The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar expressed in Canadian dollars (Cdn$), the average of such exchange rates during such periods, and the exchange rate at the end of the period, in each case, based upon the Bank of Canada’s historical noon spot rate of exchange (2016) or the daily average exchange rates (2017, 2018 and 2019), as applicable. In 2017, the Bank of Canada ceased to publish updated data for exchange rates published under previous methodologies, including the historical noon spot rate of exchange.

	Six Months Ended June 30, 2019	Three Months Ended March 31, 2019	Year ended December 31
			2018	2017	2016
High	1.3600	1.3600	1.3642	1.3743	1.4589
Low	1.3087	1.3095	1.2288	1.2128	1.2544
Average	1.3336	1.3295	1.2957	1.2986	1.3248
Period end	1.3087	1.3363	1.3642	1.2545	1.3427

On July 2, 2019, the exchange rate for one U.S. dollar expressed in Cdn$ was 1.3114 based upon the Bank of Canada daily average exchange rate.

ADDITIONAL INFORMATION

Availability of Reports and Other Information. The Corporation is subject to the continuous disclosure requirements of applicable Canadian securities legislation and the rules of the TSX and the NYSE, as well as information requirements of the Exchange Act, and in accordance therewith, files periodic reports and other information with Canadian provincial and territorial securities regulators, the TSX, the NYSE and the SEC relating to Encana’s business, financial condition and other matters. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC a Schedule TO, which includes additional information relating to the Offer. Shareholders may access documents filed with Canadian provincial and territorial securities regulators through the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com. Shareholders may access documents filed with or furnished to the SEC through the SEC’s Electronic Document Gathering and Retrieval System (“EDGAR”), which may be accessed at www.sec.gov.

Historical Financial Information. The Corporation’s consolidated financial statements are reported in U.S. dollars and have been prepared in accordance with United States generally accepted accounting principles and thus may not be comparable to financial statements of Canadian companies prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We incorporate by reference the audited consolidated financial statements of Encana for the year ended December 31, 2018, and the unaudited interim condensed consolidated financial statements of Encana for the three month period ended March 31, 2019, which are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov and will be sent to a Shareholder without charge upon request to the Corporation at 4400, 500 Centre Street S.E., Calgary, Alberta, Canada T2P 2S5, (403) 645-2000 Attention: Corporate Secretary.

Incorporation by Reference. Applicable securities laws allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with Canadian securities regulatory authorities and the SEC. Due to certain differences in applicable Canadian and U.S. securities laws, the documents incorporated by reference into this document differ for purposes of the filing of this document with Canadian securities regulatory authorities and the SEC and depending on the residency of the person receiving or viewing this document, as outlined below.

For the purposes of the filing of this document with Canadian securities regulatory authorities and for persons resident in or otherwise subject to applicable securities laws in Canada who receive or view this document, the following documents contain important information about us and we incorporate them by reference:

Canadian Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 31, 2018, excepting all Exhibits thereto other than Exhibit 21.1.	February 28, 2019 (English). March 18, 2019 (French).

Audited annual consolidated financial statements as at December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, including the notes thereto and the auditor’s report thereon.

February 28, 2019 (English). March 18, 2019 (French).

Management’s Discussion and Analysis for the year ended December 31, 2018.	February 28, 2019 (English). March 18, 2019 (French).

Form 51-101F1 – Statement of Reserves Data and Other Oil and Gas Information for the year ended December 31, 2017, Form 51-101F2 – Report on Reserves Data by Independent Qualified Reserves Auditors, Form 51-101F2 – Report on Reserves Data by Internal Qualified Reserves Evaluator, and Form 51-101F3 – Report of Management and Directors on Reserves Data and Other Information.

February 28, 2019 (English). March 18, 2019 (French).

Canadian Filings	Date Filed
Supplemental Disclosure Document relating to our estimated reserves and economic contingent resources	February 28, 2019 (English). March 18, 2019 (French).

Unaudited interim condensed consolidated financial statements as at and for the three -month period ended March 31, 2019, including the notes thereto.	May 2, 2019 (English). May 9, 2019 (French).

Management’s Discussion and Analysis for the three-month period ended March 31, 2019.	May 2, 2019 (English). May 9, 2019 (French).

Business Acquisition Report filed in connection with our acquisition of Newfield.	February 28, 2019 (English). June 26, 2019 (French).

Proxy Statement for our 2019 annual meeting of shareholders.	March 14, 2019 (English). June 13, 2019 (French).

In addition, any documents of the type listed above and any other document that would be required to be incorporated by reference in a prospectus filed by the Corporation in Canada, including any interim financial statements and related management’s discussion and analysis, filed by the Corporation with the Canadian securities regulatory authorities subsequent to the date of this document and prior to the completion of the Offer, are deemed to be incorporated by reference in this document for persons resident in or otherwise subject to applicable securities laws in Canada who receive or view this document. For these purposes, upon a new document being deemed to be incorporated by reference in this document, the previous applicable document that was incorporated by reference (whether specifically in the list above or later deemed to be incorporated by reference, as the case may be), shall be deemed no longer to be incorporated by reference in this document (for example, when new interim financial statements and related management’s discussion and analysis are filed by the Corporation and deemed incorporated by reference, the previous interim financial statements and related management’s discussion and analysis will be deemed no longer to be incorporated by reference in this document).

For the purposes of the filing of this document with the SEC and for persons resident in or otherwise subject to applicable securities laws in the United States who receive or view this document, the following documents contain important information about us and we incorporate them by reference (excluding any portions of such documents that have been furnished but not filed for purposes of the Exchange Act):

SEC Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 31, 2018.	February 28, 2019.

Quarterly Reports on Form 10-Q.	May 2, 2019.

Current Reports on Form 8-K.	February 28, 2019; March 1, 2019; March 22, 2019; April 30, 2019; May 1, 2019; and May 7, 2019.

Definitive Proxy Statement for our 2019 annual meeting of shareholders.	March 14, 2019.

Any statement contained in any document incorporated by reference into this Offer to Purchase and Circular shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase and Circular or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase and Circular.

You can obtain any of the documents incorporated by reference in this document from us or from the SEDAR or the SEC’s website, as applicable, at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at 4400, 500 Centre Street S.E., Calgary, Alberta, Canada T2P 2S5. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means.

Pursuant to Rule 13e 4(c)(2) under the Exchange Act, Encana has filed with the SEC a Schedule TO which contains additional information with respect to the Offer. This Offer to Purchase and Circular, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO.

The Corporation has not authorized any person to make any recommendation on its behalf as to whether a Shareholder should tender or refrain from tendering its Shares to the Offer, whether Shareholders should elect an Auction Tender or a Purchase Price Tender, or as to the price or prices at which any Shareholder may choose to tender its Shares under the Offer. Shareholders should rely only on the information contained in this document. The Corporation has not authorized anyone to provide Shareholders with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Circular or in the related Letter of Transmittal or Notice of Guaranteed Delivery. If anyone makes any recommendation or gives any information or representation, Shareholders must not rely upon that recommendation, information or representation as having been authorized by the Corporation, its Board of Directors, the Dealer Managers or the Depositary.

Information on or connected to our website, even if referred to in documents incorporated by reference in this Offer to Purchase and Circular, do not constitute part of this Offer to Purchase and Circular.

Shareholders should not assume that the information contained in or incorporated by reference in this Offer to Purchase and Circular is accurate as of any date other than the date of this Offer to Purchase and Circular.

x

SCHEDULE A LIQUIDITY OPINION OF BMO NESBITT BURNS INC.	A-1

SUMMARY

This summary is solely for the convenience of Shareholders and is qualified in its entirety by references to the full text and more specific details of the Offer and accompanying Circular. We urge you to read the entire Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery carefully and in their entirety as they contain a complete discussion of the Offer. We have included in this summary references to sections of certain of these documents where you will find a more complete description of the topics summarized below.

Who is offering to purchase my Shares?	Encana Corporation, which we refer to as “we”, “us”, “Encana” or the “Corporation”.

Why is Encana making the Offer?

We have repurchased the maximum number of Shares that we are allowed to repurchase, under applicable securities laws and stock exchange rules, pursuant to our current NCIB and therefore are conducting the Offer in order to fulfill our previously stated intention to repurchase US$1.25 billion of Shares under our previously announced share buyback program. We believe that the purchase of Shares under the Offer represents an equitable and efficient means of distributing the amount remaining under our share buyback program to Shareholders who elect to tender, while at the same time proportionately increasing the equity interest in the Corporation of Shareholders who do not elect to tender. See “Issuer Bid Circular – Purpose and Effect of the Offer”.

What will the Purchase Price for the Shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a “modified Dutch auction”. This procedure allows Shareholders to select the price within a price range specified by Encana at which Shareholders are willing to sell their Shares. The price range for the Offer is US$4.70 to US$5.40 per Share. We will select the lowest Purchase Price that will allow us to purchase the maximum number of Shares properly tendered and not withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding US$213,000,000. We will purchase all Shares purchased under the Offer at the same Purchase Price, even if some of the Shares are tendered below the Purchase Price, but we will not purchase any Shares above the Purchase Price. We will determine the Purchase Price for the tendered Shares promptly after the Offer expires. Shareholders who tender Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender, understanding that for the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at the minimum price of US$4.70 per Share. If a Shareholder’s Shares are purchased under the Offer, that Shareholder will be paid the Purchase Price (subject to applicable withholding taxes, if any) in cash, without interest, promptly following the expiration of the Offer. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See “Offer to Purchase – Purchase Price”.

How many Shares will Encana purchase in the Offer?

We are offering to purchase Shares that have an aggregate Purchase Price not exceeding US$213,000,000. At the maximum Purchase Price of US$5.40 per Share, we could purchase 39,444,444 Shares. At the minimum Purchase Price of US$4.70 per Share, we could purchase 45,319,148 Shares. Since we will be unable to determine the Purchase Price until after the Expiration Date, we will not determine the exact number of Shares that we will purchase until after the Expiration Date. See “Offer to Purchase – Number of Shares and Pro-Ration”.

What will happen if Shares with an aggregate Purchase Price of more than US$213,000,000 are tendered in the Offer?

If the aggregate Purchase Price for the Shares properly tendered and not withdrawn pursuant to the Offer by Purchase Price Tender or by Auction Tender at or below the Purchase Price exceeds US$213,000,000, then we will purchase the Successfully Tendered Shares on a pro rata basis according to the number of Shares tendered (or deemed to be tendered) by the Successful Shareholders (with adjustments to avoid the purchase of fractional Shares), except that “Odd Lot” tenders will not be subject to pro-ration. See “Offer to Purchase – Number of Shares and Pro-Ration”.

What do I do if I own an “Odd Lot” of Shares?

If you beneficially own fewer than 100 Shares as of the Expiration Date and you tender all such Shares, we will accept for purchase, without pro-ration but otherwise subject to the terms and conditions of the Offer, all of your Shares tendered pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender. If a Shareholder holds Shares under the Corporation’s Dividend Reinvestment Plan (“DRIP”), such Shareholder will only qualify for this preference if: (i) the aggregate number of Shares held by such Shareholder and the Shares held under the DRIP does not exceed 100 Shares, and (ii) such Shareholder also tenders all of the Shares held under the DRIP. You should check the appropriate place in Box D – “Odd Lots” in the Letter of Transmittal. Furthermore, partial tenders will not qualify for this preference and this preference is not available to a Shareholder who holds separate certificates for fewer than 100 Shares or holds fewer than 100 Shares in different accounts if such Shareholder beneficially owns in the aggregate 100 or more Shares. See “Offer to Purchase – Number of Shares and Pro-Ration”.

How can I maximize the chance that my Shares will be purchased?

If you wish to maximize the chance that your Shares will be purchased, you should tender them by “Purchase Price Tender”, indicating that you will accept the Purchase Price that we select. You should understand that this election will have the same effect as if you have selected the minimum Purchase Price of US$4.70 per Share.

How will Encana pay for the Shares?

We intend to fund any purchases of Shares pursuant to the Offer from cash on hand, drawing on existing credit facilities or through the issuance of commercial paper. The Offer is not conditional upon the receipt of financing. See “Issuer Bid Circular – Source of Funds”.

How long do I have to tender my Shares?	You may tender your Shares until the Offer expires. The Offer will expire on August 14, 2019 at 5:00 p.m. (Eastern time), unless we extend it. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See “Offer to Purchase – Extension and Variation of the Offer”. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that, for administrative reasons, it has an earlier deadline for you to act to instruct them to tender Shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to confirm any earlier deadline. See “Offer to Purchase – The Offer” and “Offer to Purchase – Extension and Variation of the Offer”.

Are there any conditions to the Offer?

Yes. The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and changes in general market conditions that, in our judgment, are or may be materially adverse to us. See “Offer to Purchase – Conditions of the Offer”.

How do I tender my Shares?

To tender Shares pursuant to the Offer, you must (i) deliver by the Expiration Date the certificates for all tendered Shares in proper form for transfer and/or Shares held through the Direct Registration System (“DRS”) or under the DRIP, together with a properly completed and duly executed Letter of Transmittal (with signatures that are guaranteed if so required in accordance with the Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary, at one of the addresses listed in the Letter of Transmittal, (ii) follow the guaranteed delivery procedure described under “Offer to Purchase – Procedure for Tendering Shares”, or (iii) transfer all tendered Shares pursuant to the procedures for book-entry transfer described under “Offer to Purchase – Procedure for Tendering Shares”, prior to 5:00 p.m. (Eastern time) on the Expiration Date. If your Shares are held through a broker, dealer, commercial bank, trust company or other nominee, you must request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you wish to tender Shares held through DRS or in the DRIP, you are only required to complete the Letter of Transmittal and have it delivered to the Depositary, and you do not need to obtain and deliver share certificates for these holdings. You may also contact the Depositary or the Dealer Managers for assistance. See “Offer to Purchase – Procedure for Tendering Shares” and the instructions to the related Letter of Transmittal.

Can I tender part of my Shares at different prices?

Yes. You can elect to tender your Shares in separate lots at a different price and/or different type of tender for each lot. However, you cannot tender the same Shares at different prices. If you tender some Shares at one price and other Shares at another price, you must use a separate Letter of Transmittal for each tender. See “Offer to Purchase – Procedure for Tendering Shares”.

What is the recent trading price of the Shares?

On June 7, 2019, the date prior to the announcement of the Corporation’s intention to proceed with a substantial issuer bid, the closing price on the TSX was Cdn$6.70 per Share and on the NYSE was US$5.04 per Share. On July 2, 2019, the closing price on the TSX was Cdn$6.51 per Share and on the NYSE was US$4.96 per Share. Shareholders are urged to obtain current market quotations for the Shares. During the 12 months ended July 2, 2019, the price of the Shares on the TSX has ranged from a low of Cdn$6.12 to a high of Cdn$18.54 per Share and on the NYSE has ranged from a low of US$4.56 to a high of US$14.27 per Share. See “Issuer Bid Circular – Price Range and Trading Volume of the Shares”.

What will happen if I do not tender my Shares?

Upon the completion of the Offer, non-tendering Shareholders will realize a proportionate increase in their relative ownership interest in Encana and thus in its future profits or losses and assets, subject to Encana’s right to issue additional Shares and other equity securities in the future. The amount of Encana’s future cash assets will be reduced and/or its liabilities increased by the amount paid and expenses incurred in connection with the Offer. See “Issuer Bid Circular – Purpose and Effect of the Offer”.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any Shares you have tendered (i) at any time prior to the Expiration Date, (ii) at any time if the Shares have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, (iii) at any time after 40 business days from the commencement of the Offer if the Corporation has not yet accepted the Shares for payment, (iv) if the Shares have not been paid for by the Corporation within three business days of being taken up, and (v) at any time before the expiration of 10 days from the date that a notice of change or notice of variation has been validly given (other than a variation that (A) consists solely of an increase in the consideration offered for the Shares under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer), unless the Shares tendered pursuant to the Offer have been taken up by Encana before the date of the notice of change or notice of variation. See “Offer to Purchase – Withdrawal Rights”.

How do I withdraw Shares I previously tendered?

You must deliver, on a timely basis, a written or printed notice of your withdrawal to the Depositary at the address appearing on the back cover page of this document. A notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the withdrawn Shares. Some additional requirements apply if the Share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer. See “Offer to Purchase – Withdrawal Rights”.

What is the accounting treatment to the Corporation of the Offer?

The accounting treatment for the Corporation’s purchase of the Shares in the Offer will result in a reduction in the Corporation’s share capital by an amount equal to the number of Shares purchased pursuant to the Offer multiplied by the average carrying amount of the Shares, with any excess allocated to retained earnings. See “Issuer Bid Circular – Accounting Treatment of the Offer”.

Can the Offer be withdrawn, extended or varied?

Yes. Subject to applicable laws, we may extend or vary the Offer in our sole discretion. See “Offer to Purchase – Extension and Variation of the Offer”. We may also terminate the Offer under certain circumstances. See “Offer to Purchase – Conditions of the Offer”.

How will I be notified if Encana extends the Offer?

We will issue a news release by 9:00 a.m. (Eastern time) on the business day after the previously scheduled Expiration Date if we decide to extend the Offer. See “Offer to Purchase – Extension and Variation of the Offer”.

Has Encana, its Board of Directors or the Dealer Managers adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, none of Encana, its Board of Directors, the Dealer Managers or the Depositary makes any recommendation to you or to any other Shareholders as to whether to tender or refrain from tendering Shares under the Offer, whether Shareholders should elect an Auction Tender or a Purchase Price Tender, or as to the purchase price or purchase prices at which you or any other Shareholders may tender Shares under the Offer. You must make your own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender. Our directors and executive officers do not intend to tender Shares pursuant to the Offer. You should carefully consider all relevant factors with your own financial advisor, including the income tax consequences of tendering Shares under the Offer.

Following the Offer, will Encana continue as a public corporation?

Yes. The purchase of Shares through the Offer will not cause our remaining Shares to be de-listed from the NYSE or the TSX or cause us to be eligible for deregistration under the Exchange Act. See “Issuer Bid Circular – Purpose and Effect of the Offer”.

What impact will the Offer have on the liquidity of the market for the Shares?

We believe that, following completion of the Offer, there will be a market for holders of Shares who do not tender their Shares to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. Our Board of Directors, on a voluntary basis, has obtained a liquidity opinion from BMO Nesbitt Burns Inc. to the effect that, based on and subject to the assumptions and limitations stated in its liquidity opinion, there is a liquid market for the Shares as of July 3, 2019 and that it is reasonable to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. A copy of the opinion of BMO Nesbitt Burns Inc. is attached hereto as Schedule A.

See “Issuer Bid Circular – Purpose and Effect of the Offer – Liquidity of Market”.

When will Encana pay for the Shares I tender?

We will pay the Purchase Price (less applicable withholding taxes, if any) to Shareholders in cash, without interest, for the Shares we purchase promptly after the expiration of the Offer. In the event of pro-ration, we do not expect to be able to commence payment for Shares until at least three business days after the Expiration Date. See “Offer to Purchase – Taking Up and Payment for Tendered Shares”.

In what currency will Encana pay for the Shares I tender?

The Purchase Price and the amount payable to tendering Shareholders (net of applicable withholding taxes, if any) will be denominated in U.S. dollars and Encana will pay for Shares you tender in U.S. dollars. See “Offer to Purchase – Taking Up and Payment for Tendered Shares”.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered Shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See “Offer to Purchase – Taking Up and Payment for Tendered Shares”.

How do holders of vested but unexercised Options participate in the Offer?

The Offer is made only for Shares and not made for any Options. Any holder of Options who wishes to accept the Offer should, to the extent permitted by the terms thereof, duly exercise such Options in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise must occur sufficiently in advance of the Expiration Date to assure holders of Options that they will have sufficient time to comply with the procedures for tendering Shares in the Offer. An exercise of an Option cannot be revoked even if the Shares received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders of such Options that exercise such Options and then tender the Shares received on such exercise pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under “Issuer Bid Circular – Income Tax Consequences”. Holders of Options are urged to seek tax advice from their own tax advisors in this regard.

What are the income tax consequences if I tender my Shares?

You should carefully consider the income tax consequences of tendering Shares under the Offer, as these consequences may be different than selling Shares through the facilities of the TSX or NYSE for a particular Shareholder. We also urge you to seek advice from your own tax advisors as to the specific tax consequences you may incur as a result of our purchase of your Shares under the Offer. See “Issuer Bid Circular – Income Tax Consequences”.

Who can I talk to if I have questions?

The Depositary or the Dealer Managers can help answer your questions. The Depositary is AST Trust Company (Canada), and the Dealer Managers are BMO Nesbitt Burns Inc. in Canada and BMO Capital Markets Corp. in the United States. Contact information for the Depositary and the Dealer Managers is set forth on the back cover of this document.

How do I get my Shares back if I have tendered them to the Offer but they are not purchased?

All tendered Shares not purchased, including all Shares tendered pursuant to Auction Tenders at prices greater than the Purchase Price, Shares not purchased due to pro-ration and Shares not accepted for purchase, will be returned to the tendering Shareholder promptly after the Expiration Date or termination of the Offer without expense to the tendering Shareholder.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR WHETHER SHAREHOLDERS SHOULD ELECT AN AUCTION TENDER OR A PURCHASE PRICE TENDER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTORS, THE DEALER MANAGERS OR THE DEPOSITARY.

OFFER TO PURCHASE

To the Holders of Common Shares of Encana Corporation

1.	The Offer

Encana hereby offers to purchase for cancellation Shares pursuant to (i) Auction Tenders in which the tendering Shareholders specify a price of not less than US$4.70 per Share and not more than US$5.40 per Share in increments of US$0.05 per Share, or (ii) Purchase Price Tenders, in either case on the terms and subject to the conditions set forth in this Offer to Purchase, the Circular and the related Letter of Transmittal and the Notice of Guaranteed Delivery.

The Offer commences on the date of this Offer to Purchase and will expire at 5:00 p.m. (Eastern time) on August 14, 2019, unless withdrawn, extended or varied by Encana. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. The Offer is not conditional upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to other conditions and Encana reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Shares tendered under the Offer if certain events occur. See “Offer to Purchase – Conditions of the Offer”.

Each Shareholder who has properly tendered Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

Encana will return all Shares not purchased under the Offer, including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration, promptly after the Expiration Date.

The Offer is made only for Shares and is not made for any Options to acquire Shares. Any holder of Options who wishes to accept the Offer should, to the extent permitted by the terms thereof, duly exercise such Options in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise must occur sufficiently in advance of the Expiration Date to assure holders of Options that they will have sufficient time to comply with the procedures for tendering Shares in the Offer as described under “Offer to Purchase – Procedure for Tendering Shares”. An exercise of an Option cannot be revoked even if the Shares received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders of Options that exercise such Options and then tender the Shares received on such exercise pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under “Issuer Bid Circular – Income Tax Consequences”. Holders of Options are urged to seek tax advice from their own tax advisors in this regard.

Encana’s Board of Directors has approved the Offer. However, none of Encana, its Board of Directors, the Dealer Managers, or the Depositary, makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer, whether Shareholders should elect an Auction Tender or a Purchase Price Tender, or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender. The Corporation’s directors and executive officers do not intend to tender Shares pursuant to the Offer.

Shareholders should carefully consider all relevant factors with their own financial advisors, including the income tax consequences of tendering Shares under the Offer. For some Shareholders, the income tax treatment of tendering Shares to the Offer may be materially different from the income tax treatment of selling Shares in the market. See “Issuer Bid Circular – Income Tax Consequences”.

The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery contain important information and should be read carefully and in their entirety before making a decision with respect to the Offer.

2.	Purchase Price

Promptly following the Expiration Date, the Corporation will determine a single Purchase Price per Share, which will not be less than US$4.70 per Share and not more than US$5.40 per Share, that is the lowest price that enables it to purchase the maximum number of Shares properly tendered and not withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding US$213,000,000. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at US$4.70 per Share (which is the minimum Purchase Price under the Offer).

Upon determination of the Purchase Price, the Corporation will publicly announce the Purchase Price for the Shares, and upon the terms and subject to the conditions of the Offer (including the pro-ration provisions described herein), all Shareholders who have properly tendered and not withdrawn their Shares either pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash (but subject to applicable withholding taxes, if any), for all Shares purchased. The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to a tendering Shareholder will be made in U.S. dollars. See “Offer to Purchase – Taking Up and Payment for Tendered Shares”.

3.	Number of Shares and Pro-Ration

Encana will purchase, upon the terms and subject to the conditions of the Offer, at the Purchase Price, deposited Shares up to a maximum aggregate purchase price not exceeding US$213,000,000. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after the Expiration Date. If the Purchase Price is determined to be US$4.70 per Share, the minimum Purchase Price pursuant to the Offer, the maximum number of Shares that will be purchased pursuant to the Offer is 45,319,148. If the Purchase Price is determined to be US$5.40 per Share, the maximum Purchase Price pursuant to the Offer, the maximum number of Shares that will be purchased pursuant to the Offer is 39,444,444.

As of June 30, 2019, there were 1,346,445,569 Shares issued and outstanding and, accordingly, the Offer is for a maximum of approximately 3.4% (or approximately 13.0%, if aggregated with the 149,425,839 Shares purchased under the Corporation’s current NCIB since its commencement on March 4, 2019) of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$4.70 (being the minimum Purchase Price under the Offer). If the Purchase Price is determined to be US$5.40 (which is the maximum Purchase Price under the Offer), the Offer is for a maximum of approximately 2.9% (or approximately 12.6%, if aggregated with the 149,425,839 Shares purchased under the Corporation’s current NCIB since its commencement on March 4, 2019) of the total number of issued and outstanding Shares.

If the aggregate Purchase Price of the Successfully Tendered Shares does not exceed US$213,000,000, the Corporation will, upon the terms and subject to the conditions of the Offer, purchase all Successfully Tendered Shares at the Purchase Price. If the aggregate Purchase Price of the Successfully Tendered Shares exceeds US$213,000,000, the Corporation will accept Shares for purchase first from all Successful Shareholders who are Odd Lot Holders (as defined below). With respect to Successful Shareholders who are not Odd Lot Holders, the Corporation will accept Shares for purchase at the Purchase Price on a pro rata basis according to the number of Successfully Tendered Shares, less the number of Shares purchased from Odd Lot Holders (with adjustments to avoid the purchase of fractional Shares).

For purposes of the Offer, the term “Odd Lots” means all Successfully Tendered Shares tendered by or on behalf of the Successful Shareholders who individually beneficially own, as of the close of business on the Expiration Date, an aggregate of fewer than 100 Shares (“Odd Lot Holders”). As set forth above, Odd Lots will be accepted for purchase before any pro-ration. In order to qualify for this preference, an Odd Lot Holder must properly tender, pursuant to an Auction Tender at a price at or below the Purchase Price or pursuant to a Purchase Price Tender, all Shares beneficially owned by such Odd Lot Holder. Partial tenders will not qualify for this preference. If a Shareholder holds Shares under the DRIP, such Shareholder will only be considered an Odd Lot Holder if: (i) the aggregate number of Shares held by such Shareholder and the Shares held under the DRIP does not exceed 100 Shares, and (ii) such Shareholder also tenders all of the Shares held under the DRIP. Furthermore, partial tenders will not qualify for this preference and this preference is not available to a Shareholder who holds separate certificates for fewer than 100 Shares or holds fewer than 100 Shares in different accounts if such Shareholder beneficially owns in the aggregate 100 or more Shares. Any Odd Lot Holder wishing to tender all Shares beneficially owned, without pro-ration, must complete the appropriate box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but will also avoid any odd lot discounts, each of which may be applicable on a sale of their Shares in a transaction on the TSX or the NYSE.

4.	Announcement of Purchase Price, Number of Shares Validly Tendered and Aggregate Purchase Price

Encana will publicly announce the Purchase Price, the number of Shares validly tendered to the Offer and the aggregate purchase price promptly after the Expiration Date.

5.	Procedure for Tendering Shares

Proper Tender of Shares

To tender Shares pursuant to the Offer, (i) the certificates for all tendered Shares in proper form for transfer and/or Shares held through DRS or under the DRIP, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiration Date, (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Shares must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including either a Book-Entry Confirmation or an Agent’s Message (each as defined below) if the tendering Shareholder has not delivered a Letter of Transmittal). If you wish to tender Shares held through DRS or in the DRIP, you are only required to complete the Letter of Transmittal and have it delivered to the Depositary, and you do not need to obtain and deliver share certificates for these holdings. The term “Agent’s Message” means a message, transmitted by the Depositary Trust Company (“DTC”) to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Corporation may enforce such Letter of Transmittal against such participant. The term “Book-Entry Confirmation” means a confirmation of a book-entry transfer of a Shareholder’s Shares into the Depositary’s account at CDS Clearing and Depositary Services Inc. (“CDS”).

In accordance with Instruction 5 in the Letter of Transmittal or the Book-Entry Confirmation or Agent’s Message in lieu thereof, (i) each Shareholder desiring to tender Shares pursuant to the Offer must indicate in the appropriate box on such Letter of Transmittal or the Book-Entry Confirmation or Agent’s Message in lieu thereof, whether the Shareholder is tendering Shares pursuant to an Auction Tender or a Purchase Price Tender, and (ii) each Shareholder desiring to tender Shares pursuant to an Auction Tender must further indicate, in the appropriate box in such Letter of Transmittal or the Book-Entry Confirmation or Agent’s Message in lieu thereof, the price per Share (in increments of US$0.05 per Share) at which such Shares are being tendered. Under each of (i) and (ii) respectively, only one box may be checked. If a Shareholder desires to tender Shares in separate lots at a different price and/or different type of tender for each lot, such Shareholder must complete a separate Letter of Transmittal or Book-Entry Confirmation or Agent’s Message in lieu thereof (and, if applicable, a Notice of Guaranteed Delivery) for each lot. The same Shares cannot be tendered (unless previously properly withdrawn) pursuant to both an Auction Tender and a Purchase Price Tender, or pursuant to an Auction Tender at more than one price. Shareholders who tender Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender. In addition, Odd Lot Holders who tender all their Shares must complete the appropriate box in the Letter of Transmittal in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in “Offer to Purchase – Number of Shares and Pro-Ration”.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if either (i) the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the DRS or DRIP position or the share certificate tendered therewith, and payment and delivery are to be made directly to such registered holder, or (ii) Shares are tendered for the account of a Canadian Schedule I chartered bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such entity, an “Eligible Institution”). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 7 in the Letter of Transmittal.

If a certificate or DRS or DRIP position representing Shares is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates or DRS or DRIP position representing Shares not purchased or tendered are to be returned or issued to a person other than the registered holder, the certificate or DRS or DRIP position must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate or DRS or DRIP position with the signature on the certificate or stock power signature guaranteed by an Eligible Institution. An ownership declaration, which can be obtained from the Depositary, must also be completed and delivered to the Depositary.

A Shareholder who wishes to tender Shares under the Offer and whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to tender such Shares under the Offer. Participants of CDS and DTC should contact the Depositary with respect to the tender of their Shares under the terms of the Offer.

Book-Entry Transfer Procedures – CDS

Any financial institution that is a participant in CDS may make book-entry delivery of the Shares through the CDS online tendering system pursuant to which book-entry transfers may be effected (“CDSX”) by causing CDS to transfer such Shares to the Depositary in accordance with the applicable CDS procedures. Delivery of Shares to the Depositary by means of a book-entry transfer through CDSX will constitute a valid tender under the Offer.

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Date. Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer via a book-entry transfer of their holdings with CDS, shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered to be a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.

Book-Entry Transfer Procedures – DTC

Any financial institution that is a participant in DTC may make book-entry delivery of the Shares through DTC’s online tendering system pursuant to which book-entry transfers may be effected (“ATOP”) by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures. Delivery of Shares to the Depositary by means of a book-entry transfer through ATOP will constitute a valid tender under the Offer.

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by DTC, provided that an Agent’s Message through ATOP is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Date. Shareholders, through their respective DTC participants, who accept the Offer via a book-entry transfer of their holdings into the Depositary’s account at DTC, shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered to be a valid tender in accordance with the terms of the Offer. Delivery of documents to DTC does not constitute delivery to the Depositary.

Method of Delivery

The method of delivery of certificates representing Shares and all other required documents is at the option and risk of the tendering Shareholder. If certificates representing Shares are to be sent by mail, registered mail that is properly insured is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery of a share certificate representing Shares will only be made upon actual receipt of the share certificate representing such Shares by the Depositary.

Lost or Stolen Certificates

If any certificate representing Shares has been lost or destroyed, the Shareholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this document. The Shareholder will then be instructed as to the steps that must be taken in order to replace the certificate(s). The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed, and in such circumstances, a longer period of time may be needed to complete a tender of Shares. Shareholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation.

Guaranteed Delivery

If a Shareholder wishes to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares, or the book-entry transfer procedures described above cannot be completed, prior to the Expiration Date, or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

(a)	such tender is made by or through an Eligible Institution;

(b)

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Corporation through the Depositary, is received by the Depositary, at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery, by the Expiration Date; and

(c)

all tendered Shares (including original share certificates, if such Shares are held in certificated form) in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) or, in the case of a book-entry transfer, a Book-Entry Confirmation or Agent’s Message in lieu thereof relating to such Shares, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Toronto office of the Depositary, before 5:00 p.m. (Eastern time) on or before the second trading day on the TSX and the NYSE after the Expiration Date.

The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by facsimile transmission to the Toronto office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of the book-entry transfer of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares, with signatures that are guaranteed if so required, or a Book-Entry Confirmation or Agent’s Message in the case of a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently tendered.

Return of Unpurchased Shares

All tendered Shares not purchased, including all Shares tendered pursuant to Auction Tenders at prices greater than the Purchase Price, Shares not purchased due to pro-ration and Shares not accepted for purchase, will be returned to the tendering Shareholder promptly after the Expiration Date or termination of the Offer without expense to the tendering Shareholder.

In the case of Shares tendered through book-entry transfer into the Depositary’s account at DTC or CDS, the Shares will be credited to the appropriate account maintained by the tendering Shareholder at DTC or CDS, as applicable, without expense to the Shareholder.

Determination of Validity, Rejection and Notice of Defect

All questions as to the number of Shares to be taken up, the price to be paid therefore, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Corporation, in its sole discretion, which determination will be final and binding on all parties, except as otherwise finally determined by a court of competent jurisdiction or as required by law. Encana reserves the absolute right to reject any tenders of Shares determined by it in its sole discretion not to be in proper form or completed in accordance with the instructions set forth herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Corporation’s counsel, be unlawful. Encana also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Corporation shall determine. No individual tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Corporation, the Depositary, the Dealer Managers or any other person will be obligated to give notice of defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice. The Corporation’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding, except as otherwise finally determined by a court of competent jurisdiction or as required by law.

Under no circumstances will interest accrue or be paid by the Corporation by reason of any delay in making payment to any person, including persons using the guaranteed delivery procedures, and the payment for Shares tendered pursuant to the guaranteed delivery procedures will be the same as that for Shares delivered to the Depositary on or prior to the Expiration Date, even if the Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Shares is not made, until after the date the payment for the tendered Shares accepted for payment pursuant to the Offer is to be made by the Corporation.

Formation of Agreement; Prohibition on “Short” Tenders

A proper tender of Shares pursuant to any one of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Corporation, effective as of the Expiration Date, upon the terms and subject to the conditions of the Offer. Such agreement will be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

In addition, a tender of Shares to Encana pursuant to any procedures described herein will constitute a representation by such Shareholder that (i) such Shareholder has a “net long position” in the Shares being tendered or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 of the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4. It is a violation of Section 14(e) of the Exchange Act and of Rule 14e-4 promulgated thereunder for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the pro-ration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering has a net long position equal to or greater than (A) the amount of Shares tendered or (B) other securities immediately convertible into, or exchangeable or exercisable for, the amount of the Shares tendered and upon acceptance of such person’s tender, will acquire such Shares for tender by conversion, exchange or exercise of such other securities and will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

6.	Withdrawal Rights

Except as otherwise provided in this Section, tenders of Shares pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn by the Shareholder:

(a)	at any time prior to the Expiration Date;

(b)	at any time if the Shares have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares;

(c)	at any time after 40 business days from the commencement of the Offer if the Corporation has not yet accepted the Shares for payment;

(d)	if the Shares have not been paid for by the Corporation within three business days of being taken up; and

(e)

at any time before the expiration of 10 days from the date that a notice of change or notice of variation has been given in accordance with this Offer to Purchase (other than a variation that (i) consists solely of an increase in the consideration offered for the Shares under the Offer where the time for deposit is not extended for greater than 10 days, or (ii) consists solely of the waiver of a condition of the Offer), unless the Shares tendered pursuant to the Offer have been taken up by the Corporation before the date of the notice of change or variation. See “Offer to Purchase – Extension and Variation of the Offer”.

For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received by the Depositary by the applicable date specified above at the place of tender of the relevant Shares. Any such notice of withdrawal must (i) be signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Shares being withdrawn or, in the case of Shares tendered by a CDS or DTC participant, be signed by such participant in the same manner as the participant’s name is listed on the applicable Book-Entry Confirmation or Agent’s Message, or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares, and (ii) specify the name of the person who tendered the Shares to be withdrawn, the name of the registered holder, if different from that of the person who tendered such Shares, and the number of Shares to be withdrawn. If the certificates for the Shares tendered pursuant to the Offer have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering Shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. A withdrawal of Shares tendered pursuant to the Offer can only be accomplished in accordance with the foregoing procedures. The withdrawal shall take effect only upon actual receipt by the Depositary of a properly completed and executed notice of withdrawal in writing.

A Shareholder who wishes to withdraw Shares under the Offer and who holds Shares through a broker, dealer, commercial bank, trust company or other nominee should immediately contact such broker, dealer, commercial bank, trust company or other nominee in order to take the necessary steps to be able to withdraw such Shares under the Offer. Participants of CDS and DTC should contact such Depositary with respect to the withdrawal of Shares under the Offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Corporation, in its sole discretion, which determination shall be final and binding, except as otherwise finally determined by a court of competent jurisdiction or as required by law. None of the Corporation, the Depositary, the Dealer Managers nor any other person will be obligated to give notice of defects or irregularities in notices of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by again following the procedures described herein.

If Encana extends the period of time during which the Offer is open, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to Encana’s rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of Encana all tendered Shares. In the event of such retention, such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described under this Section.

7.	Conditions of the Offer

The Offer is not conditional on the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, Encana shall not be required to accept for purchase, to purchase or to pay for any Shares tendered, and may withdraw, extend or vary the Offer or may postpone the acceptance for payment of or the payment for Shares tendered (subject to Exchange Act Rule 13e-4(f)(5), which requires that Encana must return the Shares tendered promptly after termination or withdrawal of the Offer), if, at any time before the payment for any such Shares, any of the following events shall have occurred (or shall have been determined by Encana to have occurred) which, in the Corporation’s sole judgment, acting reasonably, in any such case and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

(a)

there shall have been threatened, taken or pending any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Shares by the Corporation or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that otherwise, in the sole judgment of the Corporation, acting reasonably, has or may have a material adverse effect on the Shares, business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Corporation and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Corporation;

(b)

there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Corporation or any of its subsidiaries by or before any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the sole judgment of the Corporation, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

(c)

there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) a natural disaster or the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada, the United States or any other region where the Corporation maintains significant business activities, (iv) any limitation by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Corporation, acting reasonably, might affect the extension of credit by banks or other lending institutions, (v) any material change in short term or long term interest rates, (vi) any change in the general political, market, economic or financial conditions (including, without limitation, any change in commodity prices) that, in our sole judgment, acting reasonably, has or may have a material adverse effect on the Corporation’s business, operations or prospects or the trading in, or value of, the Shares, (vii) any decline in any of the S&P/TSX Composite Index, the NYSE Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount in excess of 10%, measured from the close of business on July 3, 2019, or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof;

(d)

there shall have occurred a material change in U.S. or any other currency exchange rates or a suspension or limitation on the markets for such currencies that could have, in the Corporation’s reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition (or otherwise), operations, results of operations or prospects of the Corporation and its subsidiaries, taken as a whole, or on the trading in the Shares;

(e)

there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, earnings, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Corporation or any of its subsidiaries that, in the sole judgment of the Corporation, acting reasonably, has, have or may have, individually or in the aggregate, a material adverse effect with respect to the Corporation and its subsidiaries;

(f)

any take-over bid or tender or exchange offer with respect to some or all of the securities of the Corporation, or any merger, plan of arrangement, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving the Corporation and its subsidiaries, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

(g)	BMO Nesbitt Burns Inc. has withdrawn or amended its opinion with respect to the liquidity of the Shares;

(h)

Standard & Poor’s Global Rating or DBRS Limited shall have downgraded or withdrawn, or shall have indicated to the Corporation that it is considering downgrading or withdrawing, the applicable rating accorded to the Corporation’s securities;

(i)	there shall have occurred a decrease in excess of 10% of the market price of the Shares on the TSX or the NYSE since the close of business on July 3, 2019;

(j)

the Corporation shall have concluded, in its sole judgment, acting reasonably, that the Offer or the taking up and payment for any or all of the Shares by the Corporation is illegal or not in compliance with applicable law and, if required under any such legislation, the Corporation shall not have received the necessary exemptions from or approvals or waivers of the appropriate courts or applicable securities regulatory authorities in respect of the Offer;

(k)

no other approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

(l)

the Corporation determines, in its sole judgment, acting reasonably, that the completion of the Offer subjects the Corporation to any material tax liability, other than a liability to withhold and remit taxes in respect of amounts paid under the Offer;

(m)

any change shall have occurred or been proposed to the Tax Act or the Income Tax Regulations, as amended, or to the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”), that, in the sole judgment of the Corporation, is detrimental to the Corporation or its affiliates taken as a whole or to a Shareholder, or with respect to making the Offer or taking up and paying for Shares deposited under the Offer;

(n)

any change shall have occurred or been proposed to the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, or publicly available administrative policies of the U.S. Internal Revenue Service (“IRS”), or the equivalent laws, regulations and policies of another jurisdiction where one or more Shareholders are resident, that, in the sole judgment of the Corporation, is detrimental to the Corporation or its affiliates taken as a whole or to a Shareholder, or with respect to making the Offer or taking up and paying for Shares deposited under the Offer;

(o)	the Corporation shall have concluded that the purchase of Shares pursuant to the Offer will constitute a “Rule 13e-3 transaction”, as such term is defined in Rule 13e-3 under the Exchange Act;

(p)	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the SEC on or before July 5, 2019 a

Schedule 13G or a Schedule 13D with respect to any of the Shares) shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares;

(q)

any entity, group, or person who has filed with the SEC on or before July 5, 2019 a Schedule 13G or a Schedule 13D with respect to any of the Shares shall have acquired or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of additional Shares constituting 2% or more of the outstanding Shares;

(r)

any entity, person or group shall have filed on or after July 8, 2019 a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire the Corporation or any of our subsidiaries or any of our or their respective assets or securities; or

(s)

the Corporation reasonably determines that the completion of the Offer and the purchase of the Shares may cause the Shares to be delisted from the TSX or the NYSE or to be eligible for de-registration under the Exchange Act.

The foregoing conditions are for the sole benefit of the Corporation and may be asserted by the Corporation, in its sole judgment, acting reasonably, regardless of the circumstances (including any action or inaction by us) giving rise to any such conditions, or may be waived by the Corporation, in its sole judgment, acting reasonably, in whole or in part at any time prior to the Expiration Date, provided that any condition waived in whole or in part will be waived with respect to all Shares tendered. The failure by the Corporation at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Corporation concerning the events described in this Section shall be final and binding on all parties, except as otherwise finally determined by a court of competent jurisdiction or as required by law.

Any waiver of a condition or the withdrawal of the Offer by the Corporation shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Corporation is delivered or otherwise communicated to the Depositary. The Corporation, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall immediately make a public announcement of such waiver or withdrawal and, as applicable, provide or cause to be provided notice of such waiver or withdrawal to the TSX, the NYSE and the applicable securities regulatory authorities. If the Offer is withdrawn, the Corporation shall not be obligated to take up, accept for purchase or pay for any Shares tendered under the Offer, and the Depositary will return all tendered Shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were deposited.

8.	Extension and Variation of the Offer

Subject to applicable law, the Corporation expressly reserves the right, in its sole discretion, and regardless of whether or not any of the events specified under “Offer to Purchase—Conditions of the Offer” shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth under “Offer to Purchase – Notice”. Promptly after giving notice of an extension or variation to the Depositary, the Corporation will make a public announcement of the extension or variation (such announcement, in the case of an extension, to be issued no later than 9:00 a.m. (Eastern time), on the next business day after the last previously scheduled or announced Expiration Date) and, as applicable, provide or cause to be provided notice of such extension or variation to the TSX, the NYSE and the applicable securities regulatory authorities, including the SEC. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated, by facsimile or electronic mail, to the Depositary at its principal office in Toronto, Ontario, Canada.

Where the terms of the Offer are varied (other than a variation consisting solely of the waiver of a condition of the Offer), the period during which Shares may be deposited pursuant to the Offer will not expire before 10 days (except for any variation increasing or decreasing the aggregate purchase price or the range of prices we may pay for Shares pursuant to the Offer, and thereby increasing or decreasing the number of Shares purchasable in the Offer, or fees payable to the Dealer Managers of the Offer or any soliciting dealer, in which case the Offer will not expire before 10 business days from the date such variation is published) after the date of the notice of variation, unless otherwise permitted by applicable law. In the event of any variation, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by us in accordance with the terms of the Offer, subject to applicable withdrawal rights as specified in “Offer to Purchase – Withdrawal Rights”. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Corporation of its rights set forth in “Offer to Purchase – Conditions of the Offer”.

If the Corporation makes a material change in the terms of the Offer or the information concerning the Offer, it will extend the time during which the Offer is open to the extent required under applicable securities legislation.

The Corporation expressly reserves the right, in its sole discretion (i) to terminate the Offer and not take up and pay for any Shares not theretofore taken up and paid for upon the occurrence of any of the events specified under “Offer to Purchase – Conditions of the Offer”, and (ii) at any time or from time to time, to amend the Offer in any respect, including increasing or decreasing the number of Shares the Corporation may purchase or the range of prices it may pay pursuant to the Offer, subject to compliance with applicable securities legislation.

Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement. Without limiting the manner in which the Corporation may choose to make any public announcement, except as provided by applicable law, the Corporation shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service.

9.	Taking Up and Payment for Tendered Shares

Upon the terms and provisions of the Offer (including pro-ration) and subject to and in accordance with applicable Canadian and United States securities laws, the Corporation will take up and pay for Shares properly tendered and not withdrawn under the Offer in accordance with the terms thereof promptly after the Expiration Date, but in any event no later than 10 days after such time, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived. The Corporation will acquire Shares to be purchased pursuant to the Offer and title thereto under this Offer to Purchase upon having taken up such Shares even if payment therefore shall have not been effected. The Corporation will pay for such Shares within three business days after taking up the Shares.

For the purposes of the Offer, the Corporation will be deemed to have taken up and accepted for payment Successfully Tendered Shares having an aggregate Purchase Price not exceeding US$213,000,000 if, as and when the Corporation gives oral notice (to be confirmed in writing) or written notice or other communication confirmed in writing to the Depositary to that effect.

The Corporation reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares if any event specified under “Offer to Purchase – Conditions of the Offer” is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Corporation also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable law.

In the event of pro-ration of Shares tendered pursuant to the Offer, the Corporation will determine the pro-ration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, the Corporation does not expect to be able to announce the final results of any such pro-ration until approximately three business days after the Expiration Date.

All tendered Shares not purchased, including all Shares tendered pursuant to Auction Tenders at prices greater than the Purchase Price, Shares not purchased due to pro-ration and Shares not accepted for purchase, will be returned to the tendering Shareholder promptly after the Expiration Date or termination of the Offer without expense to the tendering Shareholder.

The Corporation will pay for Shares taken up under the Offer by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to tendering Shareholders. Under no circumstances will interest accrue or be paid by the Corporation or the Depositary on the Purchase Price of the Shares purchased by the Corporation, regardless of any delay in making such payment or otherwise.

Tendering Shareholders will not be obligated to pay brokerage fees or commissions to the Corporation, the Dealer Managers or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a tender of Shares pursuant to the Offer. Encana will pay all fees and expenses of the Dealer Managers (in their capacity as such) and the Depositary in connection with the Offer.

The Depositary will act as agent of persons who have properly tendered Shares in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Corporation and transmitting payment to such persons. Receipt by the Depositary from the Corporation of payment for such Shares will be deemed to constitute receipt of payment by persons tendering Shares.

The settlement with each Shareholder who has tendered Shares under the Offer will be effected by the Depositary by forwarding a cheque, payable in U.S. funds, representing the cash payment (less applicable withholding taxes, if any) for such Shareholder’s Shares taken up under the Offer. The cheque will be issued in the name of the person signing the Letter of Transmittal or in the name of such other person as specified by the person signing the Letter of Transmittal by properly completing the appropriate box in such Letter of Transmittal. Unless the tendering Shareholder instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by prepaid mail to the payee at the address specified in the Letter of Transmittal. If no such delivery instructions are specified, the cheque will be sent to the address of the tendering Shareholder as it appears in the registers maintained in respect of the Shares. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing. Payments will be made net of any applicable withholding taxes.

All Shares purchased by the Corporation pursuant to the Offer will be cancelled.

10.	Payment in the Event of Mail Service Interruption

Notwithstanding the provisions of the Offer, cheques in payment for Shares purchased under the Offer and certificates for any Shares to be returned will not be mailed if the Corporation determines that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depositary at which the tendered certificates for the Shares were delivered until the Corporation has determined that delivery by mail will no longer be delayed. Encana will provide notice, in accordance with this Offer to Purchase, of any determination under this section not to mail as soon as reasonably practicable after such determination is made.

11.	Liens and Dividends

Shares acquired pursuant to the Offer shall be acquired by the Corporation free and clear of all hypothecs, liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be paid, issued, distributed, made or transferred on or in respect of such Shares to Shareholders of record on or prior to the date upon which the Shares are taken up and paid for under the Offer shall be for the account of such Shareholders. Each Shareholder of record on that date will be entitled to receive that dividend or distribution, whether or not such Shareholder tenders Shares pursuant to the Offer.

Each tendering Shareholder will represent and warrant that such Shareholder has full power and authority to deposit, sell, assign and transfer the deposited Shares and any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the deposited Shares with a record date on or after the date that Encana takes up and accepts for purchase the deposited Shares and that, if the deposited Shares are taken up and accepted for purchase by Encana, Encana will acquire good title thereto, free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom.

12.	Notice

Without limiting any other lawful means of giving notice, any notice to be given by the Corporation or the Depositary under the Offer will be deemed to have been properly given if it is broadly disseminated by news release or mailed by first-class mail, postage prepaid, to the registered holders of Shares at their respective addresses as shown on the share registers maintained in respect of the Shares and will be deemed to have been received following the issuance of such news release or on the first business day following the date of mailing, as applicable. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholders, and (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, the Corporation will use reasonable efforts to disseminate the notice by other means, such as publication. If any notice is to be given by mail and post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Corporation or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail, in a French language daily newspaper of general circulation in the Province of Québec and in the Wall Street Journal.

13.	Other Terms

(a)

No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Corporation, the Board of Directors, the Dealer Managers or the Depositary other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Corporation, the Board of Directors, the Dealer Managers or the Depositary.

(b)

The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

(c)

Encana, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

(d)

The Offer is not being made to Shareholders residing in any jurisdiction in which the making of the Offer would not be in compliance with the laws of such jurisdiction. Encana may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction in accordance with applicable laws.

(e)

For the purposes of subsection 191(4) of the Tax Act, the “specified amount” in respect of each Share will be an amount equal to the Purchase Price less US$0.05, as converted into Canadian dollars using the Cdn$/US$ Bank of Canada daily average exchange rate on the Expiration Date. We will publicly announce the specified amount when we announce the Purchase Price pursuant to the Offer.

Neither Encana nor its Board of Directors, in making the decision to present the Offer to Shareholders, makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares. We urge Shareholders to consult their own financial, legal, investment and tax advisors and make their own decision whether to deposit Shares to the Offer and, if so, how many Shares to deposit, and at what price or prices.

The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian securities legislation with respect to the Offer. The accompanying Circular contains additional information relating to the Offer.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Encana has filed with the SEC a Schedule TO which contains additional information with respect to the Offer. The Offer, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO. The Schedule TO, including any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth under “Offer to Purchase – Additional Information” with respect to information concerning Encana. The Offer is not being made to, nor will tenders be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If the Corporation becomes aware of any U.S. state or other jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, the Corporation will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Corporation cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Shareholders residing in such U.S. state or jurisdiction. In any U.S. state or other jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or by dealers licensed under the laws of that jurisdiction.

DATED this 8th day of July, 2019.

ENCANA CORPORATION

(signed) “Douglas J. Suttles” President & Chief Executive Officer

ISSUER BID CIRCULAR

This Circular is being furnished in connection with the Offer by Encana to purchase for not more than US$213,000,000 in cash up to 45,319,148 of its Shares at a Purchase Price of not less than US$4.70 per Share and not more than US$5.40 per Share. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of the terms and conditions of the Offer.

1.	Encana Corporation

Encana is a leading North American energy producer that is focused on generating full-cycle returns, free cash flow and return of capital to Shareholders by developing its multi-basin portfolio of oil, natural gas liquids (“NGL”) and natural gas producing plays. Encana’s operations also include the marketing of oil, NGL and natural gas.

Encana Corporation is incorporated under the Canada Business Corporations Act. Its executive and registered office is located at 4400, 500 Centre Street S.E., Calgary, Alberta, Canada T2P 2S5.

For additional information regarding Encana, see “Offer to Purchase – Additional Information”.

2.	Authorized Capital

Encana is authorized to issue an unlimited number of Shares and class A preferred shares limited to a number equal to not more than 20% of the issued and outstanding number of Shares at the time of issuance. As at June 30, 2019, 1,346,445,569 Shares were outstanding and no class A preferred shares were outstanding.

3.	Purpose and Effect of the Offer

Encana has repurchased the maximum number of Shares that it is allowed to repurchase, under applicable securities laws and stock exchange rules, pursuant to its current NCIB and therefore is conducting the Offer in order to fulfill its previously stated intention to repurchase US$1.25 billion of Shares under the Corporation’s previously announced share buyback program. Encana believes that the purchase of Shares under the Offer represents an equitable and efficient means of distributing the amount remaining under our share buyback program to Shareholders who elect to tender, while at the same time proportionately increasing the equity interest in the Corporation of Shareholders who do not elect to tender.

The Offer is not expected to preclude Encana from pursuing its foreseeable business opportunities. After giving effect to the Offer, Encana expects to have sufficient financial resources and working capital to conduct its ongoing business and operations. Shares acquired by the Corporation pursuant to the Offer will be cancelled.

Subject to certain exceptions, Canadian securities laws prohibit the Corporation and its affiliates from acquiring any Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date. Rule 13e-4 under the Exchange Act prohibits the Corporation and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least 10 business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

Subject to applicable law, Encana may in the future purchase additional Shares on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favourable to Shareholders than the terms of the Offer. Any possible future purchases by the Corporation will depend on many factors, including the market price of the Shares, the Corporation’s business and financial position, the results of the Offer and general economic and market conditions.

Background to the Offer

On November 1, 2018, Encana announced that it had entered into an agreement to acquire, through a wholly-owned subsidiary, all of the outstanding shares of common stock of Newfield Exploration Company (“Newfield”) on the basis of 2.6719 Shares of Encana for each share of Newfield. In conjunction with this announcement, Encana announced its intention to complete a US$1.25 billion share buyback program and raise its quarterly dividend by 25%, following completion of the Newfield acquisition. Between December 2018 and February 2019, together with its advisors, Encana’s management reviewed and considered various alternatives to execute the previously announced share buyback program, including, among other alternatives, renewing its NCIB and executing a substantial issuer bid. On February 13, 2019, Encana announced that it had completed the acquisition of Newfield and had issued approximately 543.4 million Shares pursuant to the transaction. At the same time, Encana reiterated its commitment to proceed with its previously announced share buyback program, following receipt of regulatory approvals.

On February 27, 2019, Encana received approval from the TSX to renew its NCIB to purchase up to 149,425,839 Shares (representing 10% of Encana’s public float, the maximum amount permitted under TSX rules) during the 12-month period commencing March 4, 2019 and ending March 3, 2020. From March 4, 2019 to May 29, 2019, Encana purchased 149,425,839 Shares, the maximum amount allowed to be repurchased under its NCIB. See “Issuer Bid Circular – Previous Distributions and Purchases of Securities”.

On April 29, 2019, Encana’s management provided an update to the Board of Directors on the status of the share buyback program and discussed potential alternatives to return cash to Shareholders in the event the maximum number of shares allowed under the NCIB was reached prior to completing the US$1.25 billion share buyback. As part of the discussion, the Board of Directors reiterated its commitment to return cash to Shareholders and to therefore explore additional alternatives to complete its previously announced US$1.25 billion share buyback. On May 14, 2019, following an update of purchases made under its NCIB, Encana’s management initiated discussions with BMO Nesbitt Burns Inc., Encana’s broker under its NCIB, to consider various alternatives to complete the remainder of the share buyback program in the event the maximum amount allowed under the NCIB was reached. On May 22, 2019, Encana’s management reviewed and considered such various alternatives, and on June 4, 2019, following further review with its advisors, determined to explore the execution of a substantial issuer bid to repurchase up to US$213,000,000 of its Shares, representing the remaining amount under its share buyback program.

On June 10, 2019, Encana announced, among other matters, that it had reached the maximum amount allowed to be repurchased under its NCIB and that, subject to Board and regulatory approvals, it would commence a substantial issuer bid in July 2019. On June 26, 2019, the Board of Directors approved the terms of the Offer and the forms of the Offer to Purchase, this Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, subject to final approval as to pricing and other terms as determined by certain officers of the Corporation, including the President & Chief Executive Officer and Executive Vice-President & Chief Financial Officer of the Corporation pursuant to authority delegated by the Board of Directors. In evaluating the decision to proceed with the proposed Offer, the Board of Directors considered a number of factors, including:

(a)	that completion of the Offer would fulfill Encana’s previously announced intention to complete a US$1.25 billion share buyback following its acquisition of Newfield;

(b)

the view of the Corporation’s management that the recent trading price of the Shares is not fully reflective of the value of the Corporation’s business and future prospects and that, therefore, the purchase of Shares under the Offer represents an attractive investment and an equitable and efficient means of providing value to its Shareholders and is in the best interests of the Corporation and its Shareholders;

(c)

the advice of BMO Nesbitt Burns Inc. and BMO Capital Markets Corp., the dealer managers, in respect of the Offer and that BMO Nesbitt Burns Inc. expected to be in a position to deliver a written liquidity opinion prior to the commencement of the Offer, subject to the qualifications, assumptions and limitations customary in such opinions and provided that there was no material change in the liquidity of the Shares prior to the commencement of the Offer;

(d)

the positive impact that the purchase of Shares having an aggregate purchase price not exceeding US$213,000,000 would have on the Corporation’s per Share calculations as well as on the dividend payout as a percentage of net earnings;

(e)

after giving effect to the Offer, the Corporation will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and the Offer is not expected to preclude the Corporation from pursuing its foreseeable business opportunities or the future growth of the Corporation’s business;

(f)

as the Offer is structured as a “modified Dutch auction”, it provides Shareholders with an opportunity to realize on all or a portion of their investment in the Corporation, should they desire liquidity, in quantities which might not otherwise be available in the market and (i) to determine the price at which they are willing to sell their Shares if such Shares are tendered pursuant to an Auction Tender or (ii) tender their Shares without specifying a price if such Shares are deposited pursuant to a Purchase Price Tender and, in each case, to sell their Shares without incurring brokerage commissions which might otherwise be payable on a sale of their Shares in a transaction on the TSX or the NYSE;

(g)	tendering Shares under the Offer is optional and available to all Shareholders and, therefore, each Shareholder is free to accept or reject the Offer;

(h)	the Offer is not conditional upon the receipt of financing or any minimum number of Shares being tendered;

(i)

Shareholders who do not tender their Shares to the Offer will realize a proportionate increase in their equity interest in the Corporation to the extent Shares are purchased by the Corporation pursuant to the Offer; and

(j)

it is reasonable to conclude that, following the completion of the Offer, there would be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

On July 3, 2019, Encana’s management reviewed potential terms of the Offer as well as materials provided by the Dealer Managers regarding market conditions, recommended deal terms and the written liquidity opinion of BMO Nesbitt Burns Inc., as set forth in Schedule A (the “Liquidity Opinion”) and, following such review, pursuant to authority delegated by the Board of Directors, the President & Chief Executive Officer and Executive Vice-President & Chief Financial Officer of the Corporation, determined the specific price range and final terms for the Offer. Notwithstanding the foregoing considerations, before making any decision to tender or not tender Shares to the Offer, Shareholders should carefully consider the risks associated with the Corporation’s business, including the risks described in Item 1A of Encana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, incorporated by reference herein, and the risks and uncertainties impacting Encana’s business as described from time to time in the Corporation’s other periodic filings with Canadian securities regulators and the SEC.

None of Encana, its Board of Directors, the Dealer Managers or the Depositary makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the

Offer, whether Shareholders should elect an Auction Tender or a Purchase Price Tender, or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender.

Liquidity of Market

As at June 30, 2019, there were 1,346,445,569 Shares issued and outstanding, of which 1,344,831,810 Shares comprise the “public float”, which excludes Shares beneficially owned, or over which control or direction is exercised, by “related parties” of the Corporation as defined under applicable Canadian securities laws (which includes our directors and executive officers and any of our subsidiaries as well as any person that beneficially owns or exercises control or direction over 10% or more of the issued and outstanding Shares). The maximum number of Shares that the Corporation is offering to purchase pursuant to the Offer, if the Purchase Price is determined to be US$4.70 (being the minimum Purchase Price under the Offer), represents approximately 3.4% (or approximately 13.0%, if aggregated with the 149,425,839 Shares purchased under the Corporation’s current NCIB since its commencement on March 4, 2019) of the Shares outstanding on that date. If the Corporation purchases such maximum number of Shares, the “public float” will comprise approximately 1,299,512,662 Shares.

The Corporation is relying on the liquid market exemption from the valuation requirement applicable to the Offer pursuant to Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) adopted by certain Canadian securities regulatory authorities. Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer.

The Corporation has determined that there is a liquid market in the Shares because:

(a)	there is a published market for the Shares, namely the TSX and the NYSE;

(b)	during the 12-month period before the date the Offer was publicly announced:

(i)

the number of issued and outstanding Shares was at all times at least 5,000,000, excluding Shares beneficially owned, or over which control or direction was exercised, by related parties and Shares that were not freely tradeable;

(ii)	the aggregate trading volume of the Shares on the TSX, being the published market on which the Shares are principally traded, was at least 1,000,000 Shares;

(iii)	there were at least 1,000 trades in Shares on the TSX;

(iv)	the aggregate trading value based on the price of the trades referred to in clause (iii) was at least Cdn$15,000,000; and

(c)

the market value of the Shares on the TSX, as determined in accordance with applicable rules, was at least Cdn$75,000,000 for June, 2019, being the calendar month preceding the calendar month in which the Offer was announced.

The Board of Directors also believes that it is reasonable to conclude that, following completion of the Offer, there will be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

In making their determination, the Board of Directors considered many factors, including without limitation:

(a)

the extent by which the trading volume, number of trades and aggregate trading value during the 12 month period preceding the Offer, the size of the public float and the market value of the Shares, exceeds the minimum objective liquid market requirements pursuant to MI 61-101; and

(b)

the number of Shares to be acquired in relation to the public float, the trading volumes of and the number of trades in the Shares on the TSX, the value of trades on the TSX and the market value of the Shares, in the 12 months preceding the Offer.

Accordingly, the Corporation is exempted from the valuation requirements of the securities regulatory authorities in Canada applicable to issuer bids generally in connection with the Offer. Despite the fact that the Board of Directors is of the view that both as of the date hereof and following the taking up of Shares pursuant to the Offer, there is and will continue to be a liquid market for the Shares and that there is no legal requirement to obtain a liquidity opinion, the Corporation has, on a voluntary basis, obtained such a liquidity opinion. BMO Nesbitt Burns Inc. has provided an opinion to the Board of Directors to the effect that, based on and subject to the qualifications, assumptions and limitations stated in the Liquidity Opinion, BMO Nesbitt Burns Inc. is of the opinion that, as of July 3, 2019: (a) a liquid market exists for the Shares; and (b) it is reasonable to conclude that, on completion of the Offer in accordance with its terms, there will be a market for holders of Shares who do not tender their Shares to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. The full text of the Liquidity Opinion, setting out the assumptions made, matters considered and limitations and qualifications on the review undertaken by BMO Nesbitt Burns Inc. in connection with the Liquidity Opinion, is attached as Schedule A. The summary of the Liquidity Opinion in the Offer to Purchase and Circular is qualified in its entirety by reference to the full text of the Liquidity Opinion. The Liquidity Opinion is not a recommendation to any Shareholder as to whether to tender or refrain from tendering Shares. Shareholders should read the Liquidity Opinion in its entirety. See Schedule A. The Dealer Managers are not independent of the Corporation in connection with the Offer for purposes of MI 61-101.

Additional Securities Law Considerations

Encana is a reporting issuer (or the equivalent thereof) in each of the provinces and territories of Canada, and the Shares are listed on the TSX and NYSE. Encana believes that the purchase of Shares pursuant to the Offer will not result in: (i) Encana ceasing to be a reporting issuer in any jurisdiction in Canada or (ii) the Shares being delisted from the TSX or the NYSE.

The Shares are also registered under Section 12(b) of the Exchange Act. Encana believes that the purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

The Shares are currently “margin securities” under the rules of the U.S. Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Encana believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for the purposes of the U.S. Federal Reserve Board’s margin regulations.

4.	Withdrawal Rights

The withdrawal rights of Shareholders are described under “Offer to Purchase – Withdrawal Rights” and are incorporated into and form part of this Circular.

5.	Price Range and Trading Volume of the Shares

The outstanding Shares are traded on the TSX under the trading symbol ‘ECA’. The following tables set forth the price range and trading volume of the Shares as reported by the TSX for the periods indicated below.

Month (2019)	High Price (Cdn$)	Low Price (Cdn$)	Volume (In 000’s)
January	9.46	7.54	131,130
February	9.715	7.90	228,390
March	10.15	8.64	161,090
April	10.35	9.01	168,910
May	9.34	7.09	134,450
June	7.28	6.12	138,740
July 1 to 2	6.77	6.48	6,060

Quarter	High Price (Cdn$)	Low Price (Cdn$)
Q3 2017	14.97	10.54
Q4 2017	16.93	13.03
Q1 2018	17.94	12.37
Q2 2018	18.06	13.20
Q3 2018	18.54	15.46
Q4 2018	17.41	6.90
Q1 2019	10.15	7.54
Q2 2019	10.35	6.12

The outstanding Shares are also traded on the NYSE under the trading symbol ‘ECA’. The following table sets forth the price range and trading volume of the Shares as reported by the NYSE for the six-month period preceding the date hereof.

Month (2019)	High Price (US$)	Low Price (US$)	Volume (In 000’s)
January	7.12	5.53	108,310
February	7.375	5.95	201,300
March	7.64	6.435	129,230
April	7.70	6.74	120,070
May	6.945	5.245	97,910
June	5.405	4.56	88,950
July 1 to 2	5.315	4.945	8,580

Quarter	High Price (US$)	Low Price (US$)
Q3 2017	12.01	8.17
Q4 2017	13.52	10.16
Q1 2018	14.31	9.80
Q2 2018	13.94	10.28
Q3 2018	14.27	11.87
Q4 2018	13.60	5.00
Q1 2019	7.64	5.53
Q2 2019	7.70	4.56

On June 7, 2019, the date prior to the announcement of the Corporation’s intention to proceed with a substantial issuer bid, the closing price on the TSX was Cdn$6.70 per Share and on the NYSE was US$5.04 per Share. On July 2, 2019, the closing price of the Shares on the TSX was Cdn$6.51 per Share and on the NYSE was US$4.96 per Share. Shareholders are urged to obtain current market quotations for the Shares.

6.	Dividend Policy

Encana currently pays regular quarterly dividends of US$0.01875 per share on its Shares. The following table sets forth the dividends per Share paid or payable on the Shares during the two years preceding the date hereof:

Date Paid	Dividend Per Share
June 28, 2019	US$0.01875
March 29, 2019	US$0.01875
December 31, 2018	US$0.015
September 28, 2018	US$0.015
June 29, 2018	US$0.015
March 29, 2018	US$0.015
December 29, 2017	US$0.015
September 29, 2017	US$0.015

Dividend payments are not guaranteed and the amount of cash to be distributed as dividends in the future may change. Any decision to pay dividends will be determined at the discretion of the Board of Directors after consideration of numerous factors including: (i) the earnings of the Corporation; (ii) financial requirements for the Corporation’s operations; (iii) the satisfaction by the Corporation of liquidity and solvency tests described in the Canada Business Corporations Act; and (iv) any agreements relating to the Corporation’s indebtedness that restrict the declaration and payment of dividends.

7.	Previous Distributions and Purchases of Securities

Previous Purchases of Securities

From February 28, 2018 to February 27, 2019, Encana was authorized by the TSX to purchase up to 35,000,000 Shares pursuant to an NCIB. Encana purchased approximately 20,685,000 Shares during this period at an average price of US$12.09 per Share. Encana received approval from the TSX to commence another NCIB on February 27, 2019 for up to 149,425,839 Shares during the 12-month period commencing on March 4, 2019 and ending March 3, 2020. Between March 4, 2019 and May 29, 2019, Encana purchased 149,425,839 Shares, the maximum amount permitted to be repurchased under its current NCIB, at an average price of US$6.94 per Share. Purchases pursuant to the NCIB were by way of open market transactions on the TSX, the NYSE and/or other exchanges and alternative trading systems.

Previous Sales of Securities

Except as described under “Previous Distributions of Securities” below, and in respect of the Shares issued in connection with the Corporation’s acquisition of Newfield (as described above under “Purpose and Effect of the Offer – Background to the Offer”), no securities of the Corporation have been issued by the Corporation during the 12 months preceding the date of the Offer.

Previous Distributions of Securities

Dividend Reinvestment Plan

Under the DRIP, Encana issued: 69,329 Shares for an average price of US$10.78 per Share (totaling US$0.6 million) during the year ended December 31, 2018; 58,480 Shares for an average price of US$11.05 per Share (totaling US$0.6 million) during the year ended December 31, 2017; 121,249 Shares for an average price of US$8.81 per Share (totaling US$1 million) during the year ended December 31, 2016; 10,246,221 Shares for an average price of US$8.37 per Share (totaling US$73 million) during the year ended December 31, 2015; and 240,839 Shares for an average price of US$20.03 per Share (totaling US$5 million) during the year ended December 31, 2014.

Prospectus Offerings

On September 19, 2016, Encana filed a prospectus supplement to the Corporation’s shelf prospectuses for the issuance of 107,000,000 Shares and granted an over-allotment option for up to an additional 16,050,000 Shares at a price of US$9.35 per Share, pursuant to an underwriting agreement (the “2016 Share Offering”). The aggregate gross proceeds from the 2016 Share Offering, including the exercise in full of the over-allotment option, were approximately US$1.15 billion. After deducting underwriters’ fees and costs of the 2016 Share Offering, the net cash proceeds received were approximately US$1.13 billion.

On March 5, 2015, Encana filed a prospectus supplement to the Corporation’s shelf prospectus for the issuance of 85,616,500 Shares and granted an over-allotment option for up to an additional 12,842,475 Shares at a price of Cdn$14.60 per Share, pursuant to an underwriting agreement (the “2015 Share Offering”). The aggregate gross proceeds from the 2015 Share Offering, including the exercise in full of the over-allotment option, were approximately Cdn$1.44 billion (US$1.13 billion). After deducting underwriters’ fees and costs of the 2015 Share Offering, the net cash proceeds received were approximately Cdn$1.39 billion (US$1.09 billion).

Stock Option Plan

The following table sets out the number of Shares that were issued by the Corporation on an annual basis for the five years preceding the date of the Offer upon the exercise of stock options to purchase Shares which were granted under the Corporation’s employee stock option plan.

Year of Distribution	Number of Shares Issued on Exercise/Settlement (#)	Average Price per Issued Share	Aggregate Value
2019 (through July 2, 2019)	-	-	-
2018	-	-	-
2017	-	-	-
2016	-	-	-
2015	-	-	-
2014	1,095	C$21.92	C$19,776

8.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares

Interests of Directors and Executive Officers

Except as set forth in the Offer, neither the Corporation nor, to the Corporation’s knowledge, any of its directors or executive officers is a party to any agreement, commitment or understanding, formal or informal, with any securityholder relating, directly or indirectly, to the Offer or with any other person or company with respect to any securities of the Corporation in relation to the Offer, nor are there any contracts or arrangements made or proposed to be made between the Corporation and any of its directors or executive officers and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or executive officers remaining in or retiring from office if the Offer is successful.

Except as disclosed herein, neither the Corporation nor, to the Corporation’s knowledge, any of its directors or executive officers has current plans or proposals which relate to, or would result in, any extraordinary corporate transaction involving the Corporation, such as: a “going private transaction”; merger; reorganization; liquidation; the sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Corporation may from time to time consider various acquisition or divestiture opportunities); the purchase of a material amount of assets; any change in its present Board of Directors or management; any material change in its indebtedness, dividend policy or capitalization; any other material change in its business or corporate structure; any material change in its articles or by-laws; or other actions that could impede the acquisition of control of the Corporation, cause any class of equity securities of the Corporation to be de-listed from the TSX or the NYSE, cause any class of equity securities of the Corporation to become eligible for termination of registration under the Exchange Act, result in the acquisition by any person of additional securities of the Corporation or the disposition of securities of the Corporation, or any actions similar to any of the foregoing.

Ownership of Securities of the Corporation

To the knowledge of the Corporation, after reasonable inquiry, the following table indicates, as at June 30, 2019, the number of securities of the Corporation beneficially owned or over which control or direction is exercised, by each director and executive officer of the Corporation and, to the extent known by the Corporation after reasonable inquiry, by (a) each associate or affiliate of an insider of the Corporation, (b) each associate or affiliate of the Corporation, (c) each other insider, as defined in applicable law, of the Corporation, and (d) each person acting jointly or in concert with the Corporation, and the percentage such number of securities represents of the applicable total outstanding number of such securities.

		Shares		Options		SARs		DSUs(2)		RSUs(3)		PSUs(4)
Name(1)	Relationship with Encana	No. of Shares	% of Outstanding Shares	No. of Options	% of Outstanding Options	No. of SARs	% of Outstanding SARs	No. of DSUs	% of Outstanding DSUs	No. of RSUs	% of Outstanding RSUs	No. of PSUs	% of Outstanding PSUs

Directors

Peter A. Dea	Director	34,303	*	Nil	Nil	Nil	Nil	117,794	11.28%	41,194	0.21%	Nil	Nil

Fred J. Fowler	Director	25,000	*	Nil	Nil	Nil	Nil	88,404	8.47%	39,442	0.20%	Nil	Nil

Howard J. Mayson	Director	45,488	*	Nil	Nil	Nil	Nil	41,151	3.94%	41,194	0.21%	Nil	Nil

Lee A. McIntire	Director	60,800	*	Nil	Nil	Nil	Nil	57,711	5.53%	39,442	0.20%	Nil	Nil

Margaret A. McKenzie	Director	22,000	*	Nil	Nil	Nil	Nil	28,305	2.71%	39,442	0.20%	Nil	Nil

Steven W. Nance	Director	82,146	*	Nil	Nil	Nil	Nil	Nil	Nil	23,719	0.12%	Nil	Nil

Suzanne P. Nimocks	Director	35,684	*	Nil	Nil	Nil	Nil	93,334	8.94%	42,071	0.21%	Nil	Nil

Thomas G. Ricks	Director	196,157	*	Nil	Nil	Nil	Nil	Nil	Nil	23,719	0.12%	Nil	Nil

Brian G. Shaw	Director	20,000	*	Nil	Nil	Nil	Nil	73,530	7.04%	39,442	0.20%	Nil	Nil

Bruce G. Waterman	Director	250,000	*	Nil	Nil	Nil	Nil	126,680	12.13%	42,948	0.22%	Nil	Nil

Clayton H. Woitas	Director (Chairman)	389,390	*	Nil	Nil	Nil	Nil	190,397	18.24%	70,118	0.36%	Nil	Nil

Executive Officers

Joanne Alexander	Executive Vice-President & General Counsel	32,625	*	289,127	3.56%	Nil	Nil	23,995	2.30%	71,754	0.37%	143,506	1.85%

Corey Code	Executive Vice-President & Chief Financial Officer	46,800	*	380,055	4.68%	Nil	Nil	11,747	1.13%	41,101	0.21%	137,682	1.78%

David Hill	Executive Vice-President, Exploration & Business Development	53,801	*	Nil	Nil	618,221	15.70%	26,730	2.56%	128,050	0.65%	256,099	3.31%

Michael McAllister	Executive Vice-President & Chief Operating Officer	51,017	*	971,780	11.98%	Nil	Nil	23,469	2.25%	195,691	1.00%	391,381	5.06%

Douglas J. Suttles	Director and President & Chief Executive Officer	213,793	*	3,277,460	40.39%	711,054	18.06%	Nil	Nil	725,387	3.69%	1,450,772	18.75%

Mike Williams	Executive Vice-President, Corporate Services	22,033	*	319,707	3.94%	Nil	Nil	Nil	Nil	81,539	0.41%	163,076	2.11%

Reneé Zemljak	Executive Vice-President, Midstream, Marketing & Fundamentals	32,722	*	Nil	Nil	541,907	13.76%	32,138	3.08%	128,050	0.65%	256,099	3.31%

Notes:

(1)	The business address of each director, officer and senior manager above is c/o Encana Corporation, 4400, 500 Centre Street S.E., Calgary, Alberta, Canada T2P 2S5, Canada.
(2)	Deferred share units.
(3)	Restricted share units.
(4)	Performance share units.
*	Represents less than 1% of the applicable total.

As of June 30, 2019, all directors and executive officers of the Corporation as a group beneficially owned or exercised control or direction over an aggregate of 1,613,759 Shares (or 5,697,704 Shares including Shares which such individuals have a right to acquire within 60 days by exercising Options) representing approximately 0.1% of the Shares outstanding (or approximately 0.4% including Shares which such individuals have a right to acquire within 60 days by exercising Options).

Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Corporation or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to the date hereof, except for the following transactions:

Name	Transaction Date	Number of Shares	Price per Share	Transaction Description
Michael G. McAllister	May 13, 2019	5,650	US$6.52	Purchase of Shares
Douglas J. Suttles	May 23, 2019	4,300	US$6.00	Purchase of Shares
Douglas J. Suttles	May 23, 2019	5,700	US$6.0167	Purchase of Shares
Corey D. Code	May 23, 2019	10,000	US$6.00	Purchase of Shares
Corey D. Code	May 23, 2019	800	US$6.00	Purchase of Shares
Douglas J. Suttles	June 3, 2019	5,000	US$5.325	Purchase of Shares
Bruce G. Waterman	June 5, 2019	50,000	US$5.06	Purchase of Shares
David G. Hill	June 12, 2019	10,000	US$4.82	Purchase of Shares
Corey D. Code	June 12, 2019	10,000	US$4.87	Purchase of Shares
Douglas J. Suttles	June 12, 2019	5,000	US$4.8517	Purchase of Shares
Douglas J. Suttles	June 14, 2019	5,000	US$4.7399	Purchase of Shares
Suzanne P. Nimocks	June 17, 2019	10,000	US$4.77	Purchase of Shares

Arrangements Concerning the Shares

Shareholder Rights Plan

Encana maintains a shareholder rights plan (the “Shareholder Rights Plan”), which creates a right that attaches to each present and subsequently issued Share. Until the separation time, which typically occurs at the time of an unsolicited take-over bid, whereby a person acquires or attempts to acquire 20% or more of the Shares, the rights are not separable from the Shares, are not exercisable and no separate rights certificates are issued. Each right entitles the Shareholder, other than the 20% acquirer, from and after the separation time and before certain expiration times, to acquire one Share at 50% of the market price at the time of exercise. The Shareholder Rights Plan was amended, reconfirmed and approved at the annual meeting of the Shareholders held on April 30, 2019.

Employee Stock Option Plan

Encana maintains a share-based compensation plan (the “Employee Stock Option Plan”) that allow employees to purchase Shares. Option exercise prices are not less than the market value of the Shares on the date the Options are granted. Options granted are exercisable at 30% of the number granted after one year, an additional 30% of the number granted after two years, are fully exercisable after three years and expire seven years after the date granted. Options granted before February 2015 expire five years after the date granted. All Options outstanding as at December 31, 2018 have associated Tandem Stock Appreciation Rights (“TSARs”) attached. In lieu of exercising the Option, the associated TSARs give the holder of the Option the right to receive a cash payment equal to the excess of the market price of the Shares at the time of the exercise over the original grant price. In addition, certain Options granted are performance-based (“Performance TSARs”). The Performance TSARs vest and expire under the same terms and conditions as the underlying Option. Vesting is also subject to

Encana attaining prescribed performance relative to predetermined key measures. Historically, most holders of Options with TSARs have elected to exercise their Options as a Stock Appreciation Right (“SAR”) in exchange for a cash payment.

Employee Stock Appreciation Rights Plan

The Corporation maintains an Employee Stock Appreciation Rights Plan pursuant to which U.S. dollar denominated SARs are granted to eligible U.S.-based employees, which entitle the employee to receive a payment equal to the excess of the market price of the Shares at the time of exercise over the original grant price of the SAR. SARs granted vest and are exercisable at 30% of the number granted after one year, an additional 30% of the number granted after two years, are fully exercisable after three years and expire seven years after the date granted. SARs granted before February 2015 expire five years after the date granted. The Corporation currently settles vested SARs in cash.

Performance Share Unit Plan for Employees

The Corporation maintains a Performance Share Unit Plan for Employees (the “PSU Plan”) pursuant to which performance share units (“PSUs”) are granted to eligible employees, which entitle the employee to receive, upon vesting, a payment equal to the value of one Share for each PSU held, subject to the terms and conditions of the PSU Plan. PSUs vest three years from the date granted, provided the employee remains actively employed with Encana on the vesting date. The Corporation currently settles vested PSUs in cash. Based on the performance assessment, up to a maximum of two times the original PSU grant may be eligible to vest in respect of the year being measured. The respective proportion of the original PSU grant deemed eligible to vest for each year will be valued and the notional cash value deposited to a PSU account, with payout deferred to the final vesting date. The ultimate value of the PSUs will depend upon Encana’s performance relative to predetermined corresponding performance targets measured over a three-year period. For grants commencing in 2013, performance is measured over a three-year period relative to a specified peer group.

Restricted Share Unit Plans

The Corporation maintains a Restricted Share Unit Plan for Employees and a Restricted Share Unit Plan for Directors (collectively, the “RSU Plans”) which provides for grants of restricted share units (“RSUs”) to eligible employees and commencing in 2018, to directors. An RSU is a conditional grant to receive the equivalent of a Share upon vesting of the RSUs and in accordance with the terms and conditions of the RSU Plans and grant agreements. RSUs issued to employees vest three years from the date granted, provided the employee remains actively employed with Encana on the vesting date. RSUs issued to directors fully vest on the grant date and have no required term of service. The RSUs issued to directors are settled three years from the date granted or following the director’s departure from Encana, whichever is earlier. The Corporation currently settles RSUs granted to eligible employees and directors in cash.

Deferred Share Unit Plans

The Corporation maintains a Deferred Share Unit Plan for Employees and a Deferred Share Unit Plan for Directors (collectively, the “DSU Plans”) whereby directors and certain key employees are issued deferred share units (“DSUs”), which vest immediately, are equivalent in value to the Shares and are settled in cash. Under the DSU Plans, employees have the option to convert either 25 or 50% of their annual award into DSUs. The number of DSUs converted is based on the value of the award divided by the closing value of the price of the Shares at the end of the performance period of the award. For both directors and employees, DSUs can only be redeemed following departure from Encana in accordance with the terms of the respective DSU Plan and must be redeemed prior to December 15th of the year following the departure from Encana.

Change in Control Agreements

Encana maintains individual change in control agreements with certain of its officers. Under such agreements, all unvested Options and SARs vest immediately and remain exercisable until the earlier of (i) 24 months and (ii) the expiry date, All outstanding PSUs immediately vest and become payable at the level specified in the plan document and at the price at which the Shares are valued for purposes of the change in control, and any unvested RSUs immediately vest and are payable based on the price at which the Shares are valued for purposes of the change in control.

Omnibus Incentive Plan

On February 13, 2019, the Board of Directors adopted a new Omnibus Long-Term Incentive Plan (the “Omnibus Incentive Plan”). The Omnibus Incentive Plan replaces the Employee Stock Appreciation Rights Plan, the PSU Plan, the RSU Plans and the Employee Stock Option Plan (collectively, the “Prior Plans”) in respect of future awards, and no new awards will be granted under such Prior Plans. Outstanding awards granted under the Prior Plans continue to be governed by the terms of the applicable Prior Plan until such awards are exercised, expire, or are otherwise terminated or cancelled, with the exception of 1,623,491 RSUs and 2,016,468 PSUs at target (corresponding to 4,032,936 PSUs at maximum) granted in 2018 to certain employees and directors of the Corporation, which were amended to become subject to and settled pursuant to the terms of the Omnibus Incentive Plan. The Omnibus Incentive Plan is a long-term incentive plan that permits the grant of Options, SARs, RSUs, PSUs, restricted stock and other awards based on the Shares to directors, officers and employees of the Corporation and its affiliates, as well as prospective directors, officers and employees who have accepted offers of employment or directorship from the Corporation or its affiliates. 30,000,000 Shares were made available for issuance pursuant to awards granted under the Omnibus Incentive Plan.

General

The foregoing description of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreement or arrangement, copies of which have been filed with the SEC. Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, none of the Corporation nor, to the best of its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to the Shares, including any contract, agreement, arrangement, understanding or relationship concerning the transfer or the voting of the Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

9.	Intention to Tender Shares

To the knowledge of the Corporation and to the knowledge of its directors and executive officers, after reasonable inquiry, none of its directors or executive officers, nor any associate or affiliate of its directors or executive officers, none of the Corporation’s associates or affiliates, nor any of the Corporation’s other insiders as defined in applicable law and no person or company acting jointly or in concert with the Corporation, will tender any of such person’s Shares pursuant to the Offer. Those persons listed above who do not tender their Shares pursuant to the Offer will realize a proportionate increase in their interest in the Corporation to the extent that Shares are purchased by us pursuant to the Offer.

10.	Commitments to Acquire Shares

The Corporation has no agreements, commitments or understandings to purchase Shares, other than pursuant to the Offer. To the knowledge of the Corporation, after reasonable inquiry, no person or company named under “Issuer Bid Circular – Interest of Directors and Officers; Transactions and Arrangements Concerning Shares” has any agreements, commitments or understandings to acquire Shares.

11.	Benefits from the Offer

No person or company named under “Issuer Bid Circular – Interest of Directors and Officers; Transactions and Arrangements Concerning Shares” will receive any direct or indirect benefit from accepting or refusing to accept the Offer.

12.	Material Changes in the Affairs of the Corporation

Except as described or referred to herein, the directors and executive officers of the Corporation are not currently aware of any plans or proposals for material changes in the affairs of the Corporation, or of any undisclosed material changes that have occurred since May 2, 2019, being the date on which the Corporation’s most recent consolidated financial statements were filed on SEDAR and EDGAR.

13.	Valuation and Bona Fide Prior Offers

The Corporation is relying on the “liquid market exemption” specified in MI 61-101. Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer.

To the Corporation’s knowledge, or the knowledge of any of its directors or executive officers, after reasonable inquiry, no prior valuation (as such is defined in MI 61-101) regarding Encana, its securities or material assets has been made in the 24 months before the date of the Offer.

There were no bona fide prior offers that relate to the Shares or are otherwise relevant to the Offer received by the Corporation during the 24 months before the date of the Offer.

14.	Accounting Treatment of the Offer

The accounting treatment for the Corporation’s purchase of the Shares in the Offer will result in a reduction in the Corporation’s share capital by an amount equal to the number of Shares purchased pursuant to the Offer multiplied by the average carrying amount of the Shares, with any excess allocated to retained earnings.

15.	Income Tax Consequences

Certain Canadian Federal Income Tax Considerations

General

The following general summary describes, as of the date hereof, certain of the material Canadian federal income tax considerations under the Tax Act generally applicable to Shareholders who sell Shares to Encana pursuant to the Offer.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative polices and assessing practices of the CRA which have been published in writing prior to the date hereof. The summary assumes that all of the Tax Proposals will be implemented in the form proposed, although no assurance in this regard can be given. This summary does not otherwise take into account or anticipate any changes in law or administrative policies and assessing practices, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. This summary assumes that at all relevant times the Shares will be listed on a designated stock exchange for purposes of the Tax Act (which currently includes the TSX and the NYSE).

This summary is not applicable to a Shareholder (i) that is a “financial institution” for the purposes of the “mark-to-market” rules, (ii) that is a “specified financial institution”, (iii) that reports its “Canadian tax results” in a currency other than Canadian dollars, (iv) an interest in which is a “tax shelter investment”, or (v) that has entered into a “derivative forward agreement” or a “dividend rental arrangement” in respect of the Shares, as each of those terms is defined in the Tax Act. This summary is also not applicable to a Shareholder that acquired Shares pursuant to the exercise of an employee stock option and who disposes of such Shares pursuant to the Offer. All of the foregoing Shareholders should consult their own tax advisors regarding their particular circumstances.

This summary is not exhaustive of all Canadian federal income tax considerations. Further, this summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular Shareholder and no representation is made with respect to the income tax consequences to any particular Shareholder. Accordingly, Shareholders should consult their own tax advisors concerning the application and effect of the income and other taxes of any country, province, territory, state or local tax authority, having regard to their particular circumstances.

THE DEEMED DIVIDEND TAX TREATMENT DESCRIBED BELOW ON THE SALE OF SHARES PURSUANT TO THE OFFER DIFFERS FROM THE CAPITAL GAIN (OR CAPITAL LOSS) TREATMENT WHICH WOULD GENERALLY APPLY TO A SALE OF SHARES IN THE MARKET. ACCORDINGLY, SHAREHOLDERS WHO WISH TO SELL THEIR SHARES AND WHO ARE NOT GENERALLY EXEMPT FROM CANADIAN FEDERAL INCOME TAX SHOULD CONSULT THEIR TAX ADVISORS REGARDING SELLING THEIR SHARES IN THE MARKET AS AN ALTERNATIVE TO SELLING SHARES PURSUANT TO THE OFFER.

Canadian Currency

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition or deemed disposition of a Share must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars using the applicable rate of exchange quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Shareholders Resident in Canada

The following portion of the summary is, subject to the discussion under “General” above, applicable to a Shareholder who, for the purposes of the Tax Act and at all relevant times, is or is deemed to be a resident of Canada, deals at arm’s length with, and is not affiliated with, Encana, holds its Shares as capital property and is not exempt from tax under Part I of the Tax Act (a “Canadian Holder”). The Shares will generally be considered to be capital property to a Canadian Holder provided that the Canadian Holder does not hold the Shares in the course of carrying on a business of buying and selling Shares and has not acquired the Shares in a transaction considered to be an adventure or concern in the nature of trade. Certain Canadian Holders that might not otherwise be considered to hold their Shares as capital property may, in certain circumstances, be entitled to have the Shares and all other “Canadian securities” (as defined in the Tax Act) owned by such Canadian Holders in the taxation year of the election and all subsequent taxation years deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Such Canadian Holders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable having regard to their particular circumstances.

Disposition of Shares and Deemed Dividend

A Canadian Holder who sells Shares to Encana pursuant to the Offer will be deemed to receive a taxable dividend equal to the excess, if any, of the amount paid by Encana for the Shares over their paid-up capital for purposes of the Tax Act. However, a Canadian Holder who sells Shares to Encana pursuant to the Offer will not be deemed to receive a taxable dividend as a result of the sale if the paid-up capital for the purposes of the Tax Act at the time of the sale is equal to or in excess of the amount paid by Encana for the Shares pursuant to the

Offer. Encana estimates that the paid-up capital per Share as of the date hereof is approximately Cdn$8.39 (and following the Expiration Date, Encana will advise Shareholders of any material change to this estimate, including the U.S. dollar equivalent of the paid-up capital at that time). The exact quantum of a deemed dividend, if any, cannot be guaranteed.

A deemed dividend, if any, will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by Canadian resident individuals from a taxable Canadian corporation, including the enhanced gross-up and dividend tax credit if Encana validly designates the dividend as an “eligible dividend”. Encana intends to designate all deemed dividends arising as a result of a sale of Shares pursuant to the Offer as eligible dividends for these purposes.

Subject to the application of subsection 55(2) of the Tax Act, as described below, any dividend deemed to be received by a Canadian Holder that is a corporation will be included in computing such Canadian Holder’s income as a dividend, and will ordinarily be deductible in computing its taxable income subject also to all other limitations under the Tax Act. To the extent that such a deduction is available, private corporations (as defined in the Tax Act) and certain other corporations may be liable to pay refundable tax under Part IV of the Tax Act.

Under subsection 55(2) of the Tax Act, a Canadian Holder that is a corporation may be required to treat all or a portion of any deemed dividend that is deductible in computing taxable income as proceeds of disposition and not as a dividend, generally in circumstances where the Canadian Holder would have realized a capital gain had it disposed of any Share at fair market value immediately before the sale of Shares to Encana pursuant to the Offer and that sale to Encana resulted in a significant reduction in such capital gain. The application of subsection 55(2) involves a number of factual considerations that will differ for each corporate Canadian Holder, and a Canadian Holder to whom it may be relevant is urged to consult its own tax advisors concerning its application having regard to its particular circumstances.

The amount paid by Encana pursuant to the Offer for the Shares less any amount deemed to be received by the Canadian Holder as a dividend (after the application of subsection 55(2) in the case of a corporate Canadian Holder) will be treated as proceeds of disposition of the Shares. The Canadian Holder will realize a capital gain (or capital loss) on the disposition of the Shares equal to the amount by which the Canadian Holder’s proceeds of disposition, net of any costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Holder of the Shares sold to Encana pursuant to the Offer.

Taxation of Capital Gains and Losses

Generally, a Canadian Holder will be required to include in computing its income for a taxation year one-half of any capital gain (a “taxable capital gain”) realized by it in that year. Subject to and in accordance with the provisions of the Tax Act, a Canadian Holder must deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Canadian Holder in that year, and any excess may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years.

The amount of a capital loss realized on the disposition of a Share by a Canadian Holder that is a corporation may, to the extent and under the circumstances specified in the Tax Act, be reduced by the amount of dividends received or deemed to be received on the Shares (including any dividends deemed to be received as a result of the sale of Shares to Encana pursuant to the Offer). Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Shares, directly or indirectly, through a partnership or trust. Canadian Holders who may be affected by these rules are urged to consult with their own tax advisors in this regard.

A Canadian Holder who is an individual (other than a trust) may have all or a portion of any capital loss on the sale of Shares pursuant to the Offer denied if the “superficial loss” rules in the Tax Act apply. This may arise where the Canadian Holder (or a person affiliated with the Canadian Holder for purposes of the Tax Act)

acquires additional Shares in the period commencing 30 days prior to, and ending 30 days after, the disposition of the Shares pursuant to the Offer. Canadian Holders are urged to consult their own tax advisors with respect to the “superficial loss” rules.

Similarly, a Canadian Holder that is a corporation or trust may have all or a portion of any capital loss on the sale of the Shares pursuant to the Offer suspended if it (or a person affiliated with it for purposes of the Tax Act) acquires additional Shares in the period commencing 30 days prior, and ending 30 days after, the disposition of Shares pursuant to the Offer. A Canadian Holder that is a corporation or trust is urged to consult its own tax advisors with respect to the “suspended loss” rules.

A Canadian Holder that is a Canadian-controlled private corporation throughout the year (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” for the year, which is defined to include an amount in respect of taxable capital gains (but not dividends, or deemed dividends, that are deductible in computing taxable income).

Alternative Minimum Tax

A capital gain realized, or a dividend received (or deemed to be received) by a Canadian Holder who is an individual, including a trust (other than certain specified trusts), as a result of the sale of Shares pursuant to the Offer may give rise to a liability for alternative minimum tax. Such Canadian Holders should consult their own tax advisors with respect to the alternative minimum tax rules set out in the Tax Act.

Shareholders Not Resident in Canada

The following portion of the summary is, subject to the discussion under “General” above, applicable to a Shareholder who, for purposes of the Tax Act and at all relevant times: (i) is not resident or deemed to be resident in Canada, (ii) does not use or hold, and is not deemed to use or hold, its Shares in connection with carrying on a business in Canada, (iii) has not, either alone or in combination with persons with whom the Shareholder does not deal at arm’s length and partnerships in which the Shareholder and any such non-arm’s length persons hold a membership interest directly or indirectly through one or more partnerships, owned (or had an option to acquire) 25% or more of the issued shares of any class or series of the capital stock of Encana at any time within a 60-month period preceding the disposition of Shares under the Offer, and whose shares are not otherwise deemed to be “taxable Canadian property” (as defined in the Tax Act); (iv) deals at arm’s length with, and is not affiliated with, Encana, and (v) is not an insurer that carries on an insurance business in Canada and elsewhere (a “Non-Canadian Holder”). A Non-Canadian Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of a Share pursuant to the Offer.

A Non-Canadian Holder who sells Shares to Encana pursuant to the Offer will be deemed to receive a dividend equal to the excess, if any, of the amount paid by Encana for the Shares over their paid-up capital for purposes of the Tax Act. However, a Non-Canadian Holder who sells Shares to Encana pursuant to the Offer will not be deemed to receive a taxable dividend as a result of the sale if the paid-up capital for the purposes of the Tax Act at the time of the sale is equal to or in excess of the amount paid by Encana for the Shares pursuant to the Offer. Encana estimates that the paid-up capital per Share on the date hereof is approximately Cdn$8.39 (and following the Expiration Date, Encana will advise Shareholders of any material change to this estimate, including the U.S. dollar equivalent of the paid-up capital at that time). The exact quantum of a deemed dividend, if any, cannot be guaranteed. A deemed dividend, if any, will be subject to Canadian withholding tax at a rate of 25% or such lower rate as may be substantiated under the terms of an applicable tax treaty. For example, a dividend received or deemed to be received by a Non- Canadian Holder that is a resident of the United States for the purposes of the Canada-United States Income Tax Convention (the “U.S. Treaty”), is eligible for benefits under the U.S. Treaty, and is the beneficial owner of such dividends will generally be subject to withholding tax at a treaty-reduced rate of 15% (or 5% if the beneficial owner of such dividends is a company that owns at least 10% of the Shares).

Encana will direct the Depositary to withhold from the Purchase Price any applicable Canadian withholding taxes and will remit any such amount to the CRA.

In view of the potential deemed dividend tax treatment described above on a sale of Shares pursuant to the Offer and the resulting Canadian withholding tax, Non-Canadian Holders who wish to sell their Shares should consult their own tax advisors regarding selling their Shares in the market as an alternative to selling their Shares pursuant to the Offer.

Certain United States Federal Income Tax Considerations to United States Holders

The following is a general summary of the principal United States federal income tax consequences generally applicable to a beneficial owner of Shares that is a United States Holder (as defined below) and that properly tenders and sells Shares to Encana pursuant to the Offer. This summary is based on the Code, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences that are materially different from those discussed below. We have not requested and will not request a ruling from the IRS with respect to any of the United States federal income tax consequences described below. The IRS may disagree with and challenge any of the conclusions reached herein.

The summary applies only to United States Holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code and does not purport to address all aspects of United States federal income taxation that may be relevant to particular United States Holders in light of their particular circumstances. Specifically, the summary does not address the United States federal income tax consequences to certain types of United States Holders subject to special treatment under the Code (including, but not limited to, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, private foundations, charitable remainder trusts, insurance companies, persons holding the Shares as part of a hedging, integrated or conversion transaction, constructive sale or “straddle,” persons that hold Shares as part of a “wash sale,” persons who acquired Shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, United States expatriates, persons subject to the alternative minimum tax, brokers, dealers or traders in securities or currencies, traders that elect mark-to-market treatment for their securities, investors that are subject to the “applicable financial statement” rules under Section 451(b) of the Code, personal holding companies, “S” corporations, tax-qualified retirement plans, holders whose functional currency is not the United States dollar, Non-United States Holders (as defined below), persons that own an interest in a partnership or other pass-through entity that holds Shares, and persons that have owned, or are deemed to have owned for United Stated federal income tax purposes 10% or more of the voting shares of Encana at any time during the five-year period ending on the date on which Encana acquires Shares pursuant to the Offer).

This summary does not address the United States federal income tax consequences of the conversion or exercise of Options. Holders of Options are urged to seek tax advice from their own tax advisors in this regard.

In addition, this summary does not discuss any aspect of United States state and local tax laws or non-United States tax laws that may be applicable to any Shareholder, or any United States federal tax considerations other than United States federal income tax considerations. This summary is applicable to United States Holders who are residents of the United States for purposes of the U.S. Treaty and who qualify for the full benefits of the U.S. Treaty.

For purposes of this summary, a “United States Holder” is (i) an individual citizen or resident of the United States, as determined for United States federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons, as defined under Section 7701(a)(30) of the Code, have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A “Non-United States Holder” means any holder of Shares that is neither a United States Holder nor a partnership.

The tax treatment of a partner in a partnership, or other entity treated as a partnership for United States federal income tax purposes, will generally depend on the status of the partner and the activities of the partnership. Partnerships tendering Shares and persons holding beneficial interests in Shares through a partnership are urged to consult their own tax advisors.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular United States Holder. United States Holders are urged to consult their own tax advisors as to the specific tax consequences of the Offer to them in light of their particular circumstances, including tax return reporting requirements, the applicability and effect of United States federal, state, local and any non-United States tax laws, and the effect of any proposed changes in applicable tax laws.

General

A United States Holder’s exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. As discussed below, the United States federal income tax consequences to a United States Holder may vary depending upon the United States Holder’s particular facts and circumstances. In particular, whether the exchange is properly treated as a sale or exchange or a distribution will depend on the facts applicable to a United States Holder’s particular situation. Accordingly, United States Holders should consult their own tax advisors as to the United States federal income tax consequences to them of participating in the Offer.

Treatment as a Sale or Exchange

Under Section 302 of the Code, a transfer of Shares to Encana by a United States Holder pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the Shares for United States federal income tax purposes only if the receipt of cash upon the sale (a) is “substantially disproportionate” with respect to the United States Holder, (b) results in a “complete redemption” of the United States Holder’s interest in Encana or (c) is “not essentially equivalent to a dividend” with respect to the United States Holder. These tests (the “Section 302 tests”) are explained more fully below.

If any of the Section 302 tests is satisfied, a tendering United States Holder will recognize gain or loss equal to the difference between the amount realized (generally determined as described below and before any withholding tax) by the United States Holder pursuant to the Offer and the United States Holder’s basis in the Shares sold pursuant to the Offer. Subject to the discussion of the passive foreign investment company (“PFIC”) rules below, the gain or loss will be a capital gain or loss, which will be a long-term capital gain or loss if the Shares have been held for more than one year. Currently, the maximum long-term capital gain rate for non-corporate United States Holders, including individual United States Holders, is 20%. Certain limitations apply to the deductibility of capital losses by United States Holders. A United States Holder holding more than one block of Shares (generally, those acquired at the same cost in a single transaction) can choose the basis and holding period of the stock redeemed by adequately identifying the tendered Shares. Absent such an identification, the Shares earliest acquired by the United States Holder among such United States Holder’s total ownership will be those considered tendered pursuant to the Offer. United States Holders holding more than one block of Shares are urged to consult their own tax advisors regarding the process to adequately identify tendered Shares.

Treatment as a Distribution

If none of the Section 302 tests is satisfied, the full amount received by the United States Holder with respect to the purchase of Shares pursuant to the Offer will be treated as a distribution by Encana in respect of such United States Holder’s Shares. Subject to the discussion of the PFIC rules below, this distribution will be treated as a dividend to the United States Holder to the extent of the United States Holder’s share of Encana’s current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Assuming that Encana is not a PFIC in the current or a prior taxable year and subject to certain requirements

(including certain holding period requirements), such dividends received by non-corporate United States Holders, including individual United States Holders, are generally taxable as “qualified dividend income” at a maximum tax rate of 20%. To the extent that the amount received by a United States Holder exceeds the United States Holder’s share of Encana’s current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the United States Holder’s tax basis in its Shares and the United States Holder’s tax basis in its Shares will be reduced (but not below zero) by such excess. Any remainder will be treated as capital gain from the sale of Shares. Encana does not currently expect to calculate its earnings and profits under United States federal income tax principles and cannot provide United States Holders with such information. Therefore, United States Holders should expect the entire amount received pursuant to the Offer to be treated as a dividend if such amount is treated as a distribution as described above.

If, with respect to a United States Holder, the tender and sale of Shares pursuant to the Offer is treated as a distribution by Encana with respect to such United States Holder’s Shares, such United States Holder’s adjusted tax basis in its remaining Shares generally will be increased by such United States Holder’s adjusted tax basis in the Shares tendered and sold pursuant to the Offer and will be decreased by any portion of such United States Holder’s proceeds from the Offer that are treated as a tax-free return of capital as described above. Any amount received by a corporate United States Holder that is treated as a dividend generally will not be eligible for the dividends received deduction. No assurance can be given that any of the Section 302 tests (discussed below) will be satisfied as to any particular United States Holder, and thus no assurance can be given that any particular United States Holder will not be treated as having received a dividend for United States federal income tax purposes.

Constructive Ownership of Shares

In determining whether any of the Section 302 tests is satisfied, a United States Holder must take into account not only Shares actually owned by the United States Holder, but also Shares that are constructively owned pursuant to Section 318 of the Code. Under Section 318 of the Code, a United States Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the United States Holder has an interest or that have an interest in the United States Holder, as well as any Shares the United States Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

The Section 302 Tests

One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution for United States federal income tax purposes. United States Holders are urged to consult their own tax advisors concerning the application of the Section 302 tests to their particular circumstances.

(a)

“Substantially Disproportionate” Test – The receipt of cash by a United States Holder will have the effect of a “substantially disproportionate” distribution by Encana with respect to the United States Holder if the percentage of the outstanding voting shares of Encana actually and constructively owned by the United States Holder immediately following the sale of Shares pursuant to the Offer (treating Shares purchased pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of Encana actually and constructively owned by the United States Holder immediately before the exchange (treating Shares purchased by Encana pursuant to the Offer as outstanding).

(b)

“Complete Redemption” Test – The receipt of cash by a United States Holder will be treated as a complete redemption of a United States Holder’s equity interest in Encana if either (i) all of the Shares actually and constructively owned by the United States Holder are sold pursuant to the Offer, or (ii) all of the Shares actually owned by the United States Holder are sold pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares of Encana constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code and the Treasury regulations promulgated thereunder.

(c)

“Not Essentially Equivalent to a Dividend” Test – The receipt of cash by a United States Holder will generally be treated as “not essentially equivalent to a dividend” if the United States Holder’s sale of Shares pursuant to the Offer results in a “meaningful reduction” of the United States Holder’s proportionate interest in Encana. Whether the receipt of cash by the United States Holder will be treated as not essentially equivalent to a dividend will depend on the particular facts and circumstances, including the number of Shares purchased by Encana pursuant to the Offer. However, in certain circumstances, in the case of a United States Holder holding a small minority interest in Encana’s Shares, it is possible that even a small reduction in such interest may be treated as a “meaningful reduction,” and thus may satisfy the “not essentially equivalent to a dividend” test. The IRS has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test. United States Holders are urged to consult their own tax advisors concerning the application of the “not essentially equivalent to a dividend” test to their particular circumstances.

Under certain circumstances, it may be possible for a tendering United States Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by the United States Holder but that are not purchased pursuant to the Offer. Correspondingly, a United States Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Shares by the United States Holder or by a related party whose Shares are constructively owned by the United States Holder. United States Holders are urged to consult their own tax advisors regarding the consequences of such sales or acquisitions in their particular circumstances.

We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, Encana’s purchase of Shares tendered may be prorated. Thus, even if all the Shares actually and constructively owned by a United States Holder are tendered, it is possible that not all of the Shares will be purchased by Encana, which in turn may affect the United States Holder’s United States federal income tax consequences, in particular, the United States Holder’s ability to satisfy one of the Section 302 tests described above.

Passive Foreign Investment Company

Special United States federal income tax rules apply to United States Holders owning stock of a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the value (determined on the basis of a quarterly average) of its assets are considered “passive assets” (generally, assets that generate passive income).

Encana believes that its Shares should not currently be, and does not believe that they should have ever been treated as, stock of a PFIC for United States federal income tax purposes, but this conclusion depends on complex factual determinations that are made annually and thus there can be no assurance that Encana is not and has not been a PFIC. If Encana were to be treated as a PFIC at any time during a United States Holder’s holding period in a Share, gain realized on the sale or other disposition of such Share would in general not be treated as capital gain. Instead, unless a United States Holder makes, or has made, certain elections with respect to such United States Holder’s Shares, such United States Holder would be treated as if it had realized such gain and certain “excess distributions” ratably over its holding period for the Shares. If Encana were to be treated as a PFIC, the amounts allocable to the taxable year of the sale or other disposition of the Shares and to any taxable year in such United States Holder’s holding period for the Shares before Encana became a PFIC would be taxable as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate on ordinary income in effect for individuals or corporations, as appropriate for that taxable year, and an interest charge would be imposed on the resulting tax liability. With certain exceptions, a United States Holder’s Shares will be treated as stock in a PFIC if Encana were a PFIC at any time during such United States Holder’s holding period in its Shares. Dividends received by a United States Holder from Encana will not be eligible for the tax rates applicable to “qualified dividend income” if Encana is treated as a PFIC with respect to such United States Holder either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

United States Holders are urged to consult their own tax advisors regarding the adverse United States federal income tax consequences of owning stock of a PFIC and of making certain elections designed to lessen those adverse consequences.

Foreign Tax Credit

A United States Holder may be subject to Canadian withholding tax on certain of the amounts to be paid to such holder in connection with the Offer. See “Certain Canadian Federal Income Tax Considerations – Shareholders Not Resident in Canada,” above. The amount subject to Canadian withholding tax may be greater than the amount of gain actually recognized by such holder for United States federal income tax purposes. The ability of a United States Holder to claim a foreign tax credit with respect to any Canadian taxes withheld on amounts received pursuant to the Offer is subject to complex limitations, including the general limitation that the credit cannot exceed the proportionate share of a United States Holder’s United States federal income tax liability that such United States Holder’s “foreign source” taxable income bears to such United States Holder’s worldwide taxable income. In general, for United States foreign tax credit limitation purposes, amounts that are treated as dividends paid by Encana will be treated as foreign source income, but amounts received by a United States Holder that are treated as gains from a sale or exchange of Shares generally will be treated as income from sources within the United States. Accordingly, the ability of a United States Holder to obtain a foreign tax credit in respect of amounts treated as gains from the sale or exchange of Shares may require that such United States Holder make an election pursuant to the U.S. Treaty and the Code pursuant to which such gains would be treated as foreign source income for United States federal income tax purposes. The application of this election in connection with the Offer is subject to uncertainty.

Even if a United States Holder makes such an election, the ability of such holder to obtain a foreign tax credit with respect to Canadian taxes withheld in connection with the Offer will remain subject to a number of complex limitations provided in the Code and Treasury regulations. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, amounts treated as dividends with respect to the Offer generally will constitute “passive category income.” The rules governing the foreign tax credit are complex. United States Holders are urged to consult their own United States tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Additional Tax on Investment Income

United States Holders who are individuals, estates, or trusts and whose income exceeds certain thresholds will be required to pay (in addition to other United States federal income tax) a 3.8% tax on net investment income, including dividends and gains from the sale or other taxable disposition of the Shares. United States Holders are urged to consult their own tax advisors regarding whether this tax will apply to them.

Information Reporting and Backup Withholding

Proceeds from the sale of Shares pursuant to the Offer may be subject to information reporting to the IRS unless the United States Holder is an exempt recipient (such as a corporation). A United States Holder may be subject to backup withholding tax (at a rate of 24%) with respect to payments made to it unless the United States Holder provides an accurate taxpayer identification number and certifies, among other things, that such number is correct. Backup withholding is not an additional tax. The amount of any backup withholding collected will be allowed as a refund or credit against the United States Holder’s United States federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

16.	Legal Matters and Regulatory Approvals

Encana is not aware of any license or regulatory permit that is material to the Corporation’s business that might be adversely affected by the Corporation’s acquisition of Shares pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Shares by the Corporation pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Corporation currently contemplates that such approval will be sought or other action will be taken. Encana cannot predict whether it may determine that it must delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Corporation’s business. The Corporation is relying on the “liquid market exemption” specified in MI 61-101. Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer.

The Corporation’s obligations under the Offer to take up and pay for Shares are subject to certain other conditions. See “Offer to Purchase – Conditions of the Offer”.

17.	Source of Funds

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be US$213,000,000. Encana intends to fund any purchases of Shares pursuant to the Offer from cash on hand, drawing on existing Credit Facilities (as defined below) or through the issuance of commercial paper. The Offer is not conditional on the receipt of financing.

Encana has in place committed revolving U.S. dollar denominated bank credit facilities totaling US$4 billion, which include US$2.5 billion on a revolving bank credit facility for Encana with a syndicate of lenders led by the Royal Bank of Canada (the “Encana Facility”) and US$1.5 billion on a revolving bank credit facility for Alenco Inc., a U.S. subsidiary of Encana, with a syndicate of lenders led by JPMorgan Chase Bank, N.A. (the “U.S. Subsidiary Facility” and, together with the Encana Facility, the “Credit Facilities” and each a “Credit Facility”). The Credit Facilities may be extended from time to time, but not more than once per year, for a period not longer than five years plus 90 days from the date of the extension request, at the option of the lenders and upon notice from Encana. The Credit Facilities mature in July 2022, and are fully revolving up to maturity.

Encana is subject to a financial covenant in its Credit Facility agreements whereby financing debt to adjusted capitalization cannot exceed 60%. Financing debt primarily includes total long-term debt and capital lease obligations. Adjusted capitalization is calculated as the sum of total financing debt, shareholders’ equity and a US$7.7 billion equity adjustment for cumulative historical ceiling test impairments recorded as at December 31, 2011 in conjunction with the Corporation’s January 1, 2012 adoption of United States generally accepted accounting principles. As at June 30, 2019, the Corporation was in compliance with all financial covenants.

The Encana Facility, which remained unused at June 30, 2019, is unsecured and bears interest at the lenders’ rates for Canadian prime, U.S. base rate, Bankers’ Acceptances or LIBOR, plus applicable margins. The U.S. Subsidiary Facility, which remained unused as at June 30, 2019, bears interest at either the lenders’ U.S. base rate or LIBOR, plus applicable margins. Standby fees paid in 2018 relating to revolving credit and term loan agreements were approximately US$15 million.

The credit agreements governing the Encana Facility and the U.S. Subsidiary Facility, respectively, contain customary terms and conditions for credit facilities of this nature, including customary representations and warranties, covenants, events of default and drawdown conditions (which include, among other things, accuracy of representations and warranties and no existing defaults). If an event of default occurs and is continuing under either of the Credit Facilities, the administrative agent pursuant to such Credit Facility, as applicable, will be entitled to declare all advances under such Credit Facility to be immediately due and payable and cancel all commitments of the lenders to make further advances under such facilities.

In addition, Encana has a unsecured commercial paper program with a syndicate of dealers and Citibank, N.A. as issuing and paying agent, that permits Encana to issue up to US$2 billion of commercial paper, from time to time. The commercial paper dealer agreement contains customary representations, warranties, covenants and indemnification provisions. The maturities of the commercial paper may vary, but may not exceed 397 days from the date of issue. The commercial paper may be sold at a discount from par or alternatively, may be sold at par and bear interest at rates that will vary based on term and market conditions at the time of the issuance of such commercial paper. The commercial notes are not redeemable prior to maturity and are not subject to voluntary prepayment.

Encana plans to repay any amounts borrowed under the Credit Facilities or through the issuance of commercial paper in connection with the purchase of the Shares in this Offer from cash received from our operations in the ordinary course of business.

18.	Dealer Managers

BMO Nesbitt Burns Inc. and BMO Capital Markets Corp. have been retained to serve as dealer managers in Canada and the United States, respectively, and BMO Nesbitt Burns Inc. has been retained to provide the Liquidity Opinion. The Dealer Managers have also been retained as financial advisors in connection with the Offer. The Dealer Managers may communicate with investment dealers, stock brokers, commercial banks, trust companies and dealers with respect to the Offer.

BMO Nesbitt Burns Inc. and BMO Capital Markets Corp. and their respective affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us, for which they have received, or we expect they will receive, customary compensation from us.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Managers and their respective affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Managers may from time to time hold Shares in their proprietary accounts, and, to the extent they own Shares in these accounts at the time of the Offer, the Dealer Managers may tender the Shares pursuant to the Offer.

19.	Depositary

Encana has appointed AST Trust Company (Canada) to act as a depositary for, among other things, (i) the receipt of certificates and/or DRS and/or DRIP positions representing Shares and related Letters of Transmittal tendered under the Offer, (ii) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth under “Offer to Purchase – Procedure for Tendering Shares”, (iii) the receipt from the Corporation of cash to be paid in consideration of the Shares acquired by the Corporation under the Offer, as agent for the tendering Shareholders, and (iv) the transmittal of such cash to the tendering Shareholders, as agent for the tendering Shareholders. The Depositary may contact Shareholders by mail, telephone or facsimile and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners.

20.	Fees and Expenses

The Dealer Managers will receive fees from Encana for their services as dealer managers and financial advisors in connection with the Offer. Such fees are not contingent upon the conclusions reached by BMO Nesbitt Burns Inc. in the Liquidity Opinion. Encana has agreed to reimburse the Dealer Managers for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Managers against certain liabilities to which they may become subject as a result of their engagement as dealer managers and financial advisors, including liabilities under applicable securities law.

Encana has retained AST Trust Company (Canada) to act as the depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial securities laws.

Encana will not pay any fees or commissions to any stock broker or dealer or any other person for soliciting deposits of Shares pursuant to the Offer. Stock brokers, dealers, commercial bankers and trust companies will, upon request, be reimbursed by Encana for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Encana expects to incur expenses of approximately US$1.5 million in connection with the Offer, which includes filing fees, dealer manager fees, the fees for the Liquidity Opinion, legal, translation, accounting, summary advertisement, depositary and printing fees.

21.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of the offeree issuer with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE

July 8, 2019

The Board of Directors of Encana Corporation has approved the contents of the Offer to Purchase and the accompanying Issuer Bid Circular dated July 8, 2019 and the sending, communication or delivery thereof to the holders of its common shares. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(signed) “Douglas J. Suttles”	(signed) “Corey D. Code”
President & Chief Executive Officer	Executive Vice-President & Chief Financial Officer
On behalf of the Board of Directors
(signed) “Clayton H. Woitas”	(signed) “Bruce G. Waterman”
Director	Director

CONSENT OF BMO NESBITT BURNS INC.

To:	The Board of Directors of Encana Corporation

We consent to the inclusion of our name and the reference to our liquidity opinion dated July 3, 2019 in the section titled “Purpose and Effect of the Offer – Liquidity of Market” in the Issuer Bid Circular dated July 8, 2019 of Encana Corporation in connection with its offer to the holders of its common shares, and the inclusion of the text of our opinion in Schedule A thereof. Our Liquidity Opinion was given as at July 3, 2019 and remains subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the directors of Encana Corporation will be entitled to rely upon our opinion.

July 8, 2019

(signed) “BMO Nesbitt Burns Inc.”

SCHEDULE A

LIQUIDITY OPINION OF BMO NESBITT BURNS INC.

July 3, 2019

The Board of Directors

Encana Corporation

500 Centre Street SE

Calgary, AB

T2P 2S5

To the Board of Directors:

BMO Nesbitt Burns Inc. (“BMO Capital Markets” or “we” or “us”) understands that Encana Corporation (the “Company”) intends to make an offer by way of a substantial issuer bid pursuant to which the Company would offer to acquire that number of common shares of the Company (the “Shares’’) having an aggregate purchase price not exceeding US$213 million in cash by way of a modified Dutch Auction at a price not in excess of US$5.40 per Share nor less than US$4.70 per Share (the “Substantial Issuer Bid”). BMO Capital Markets also understands that the terms and conditions of the Substantial Issuer Bid will be set forth in an offer to purchase and issuer bid circular to be issued by the Company and dated on or about July 8, 2019 and a Schedule TO, pursuant to Section 13(e)(1) of the U.S. Securities Exchange Act of 1934, as amended, and Rule 13e-4(c)(2) promulgated thereunder, dated on or about July 8, 2019 (collectively, the “Offer to Purchase”) and the related letter of transmittal and notice of guaranteed delivery (collectively, the “Offer Documents”), which we understand will be mailed to the registered holders of the Shares in connection with the Substantial Issuer Bid. The terms used herein that are used or defined in the Offer to Purchase and not otherwise defined herein will have the same meaning as used in the Offer to Purchase. For purposes of this Opinion, the phrase “liquid market” has the meaning ascribed thereto in MI 61-101.

We have been retained by the Company to act as its financial advisor in connection with the Substantial Issuer Bid and to prepare and deliver to the Board of Directors of the Company (the “Board”) BMO Capital Markets’ opinion (the “Opinion”) as to whether, as of the date hereof, (i) a liquid market for the Shares exists, and (ii) it is reasonable to conclude that, following the completion of the Substantial Issuer Bid, there will be a market for holders of the Shares who do not tender to the Substantial Issuer Bid that is not materially less liquid than the market that existed at the time of the making of the Substantial Issuer Bid. The Board has, on a voluntary basis, obtained the Opinion from BMO Capital Markets notwithstanding that such opinion is not required pursuant to Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”). This Opinion is not an opinion referred to in paragraph (b) of subsection 1.2(1) of MI 61-101.

BMO Capital Markets also has been retained by the Company to act as one of the dealer managers (“Dealer Manager”) and financial advisors in connection with the Substantial Issuer Bid pursuant to a Dealer Manager Agreement dated July 3, 2019 (the “Dealer Manager Agreement”). In light of the foregoing, BMO Capital Markets is not independent of the Company in connection with the Substantial Issuer Bid for purposes of MI 61-101.

BMO Capital Markets and certain of our affiliates act as traders and dealers, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, or any of its associates or affiliates, and, from time to time, may have executed or may execute transactions on behalf of the Company for which BMO Capital Markets or such affiliates received or may receive compensation. As investment dealers, BMO Capital Markets and certain of our affiliates conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to clients on investment matters, including with respect to the Company, its associates or affiliates, or the Substantial Issuer Bid. In addition, Bank of Montreal (“BMO”), of which BMO Capital Markets is a wholly owned subsidiary, or one or more affiliates of BMO, may provide banking or other financial services to the Company or its associates or affiliates in the ordinary course of business.

ENGAGEMENT OF BMO CAPITAL MARKETS

BMO Capital Markets was formally engaged by the Company through the Dealer Manager Agreement. The terms of the Dealer Manager Agreement provide that BMO Capital Markets is to be paid a fee for its services as a financial advisor and Dealer Manager, including fees that are contingent on the successful completion of the Substantial Issuer Bid. In addition, BMO Capital Markets is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. BMO Capital Markets consents to the inclusion of the Opinion in its entirety and a summary thereof in the Offer to Purchase to be mailed to holders of Shares and to the filing of the Opinion, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province and territory of Canada and in the United States.

CREDENTIALS OF BMO CAPITAL MARKETS

BMO Capital Markets is one of North America’s largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. BMO Capital Markets has been a financial advisor in a significant number of transactions throughout North America involving public and private companies in various industry sectors.

The Opinion represents the opinion of BMO Capital Markets, the form and content of which have been approved for release by a committee of our officers who are collectively experienced in merger and acquisition, divestiture, restructuring, valuation, opinion and capital markets matters.

SCOPE OF REVIEW

In connection with rendering the Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

1.	a draft of the Offer Documents dated July 3, 2019;

2.

the trading activity, volumes, and price history of the Shares on the Toronto Stock Exchange (the “TSX”), the New York Stock Exchange (the “NYSE”) and other alternative trading venues as we determined necessary in order to provide the Opinion;

3.	the trading activity and volumes of equity securities of other entities listed and traded on the TSX and NYSE as we determined necessary in order to provide the Opinion;

4.	the profile of the distribution and ownership of the Shares, to the extent publicly disclosed or provided to us by the Company;

5.	the number of Shares issued and outstanding;

6.

the number of Shares proposed to be purchased under the Substantial Issuer Bid relative to (i) the total number of Shares issued and outstanding less (ii) the number of Shares owned by related parties of the Company and Shares or blocks thereof, that are known to us, that could be considered as not being freely tradable;

7.

the customary difference between bid and ask prices in trading activity of the Shares and the equity securities of other entities listed and traded on the TSX and NYSE as we determined necessary in order to provide the Opinion;

8.	other public information with respect to the Company and the Shares;

9.	the definition of “liquid market” as outlined in MI 61-101 and certain other parameters in MI 61-101;

10.	certain precedent issuer bids that we considered relevant;

11.

discussions with senior management of the Company, Blake, Cassels & Graydon LLP, the Canadian external legal counsel to the Company and Paul, Weiss, Rifkind, Wharton & Garrison LLP, the U.S. external legal counsel to the Company; and

12.	such other information, including corporate, industry, and financial market information, investigations and analyses as BMO Capital Markets considered necessary or appropriate in the circumstances.

ASSUMPTIONS AND LIMITATIONS

We have relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by us from public sources or provided to us by or on behalf of the Company or otherwise obtained by us in connection with our engagement (the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to, and have not attempted to or assumed any obligation to, independently verify the completeness, accuracy or fair presentation of any such Information.

In preparing the Opinion, we have assumed that the final Offer Documents will not differ in any material respect from the drafts thereof dated, in each case, July 3, 2019 that we reviewed, and that the Substantial Issuer Bid will be consummated in accordance with the terms and conditions of the Offer to Purchase without waiver of, or amendment to, any term or condition. We have also assumed that there will be no significant change in the holdings of the Shares other than as a result of the Substantial Issuer Bid.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they have been represented to BMO Capital Markets in discussions with management of the Company and its representatives. In our analyses and in preparing the Opinion, BMO Capital Markets made numerous judgments and assumptions, including with respect to industry performance, general business, market, economic, and financial conditions and other matters, many of which are beyond our control or that of any party involved in the Substantial Issuer Bid.

The Opinion is provided to the Board of Directors for its exclusive use only in determining the availability of an exemption from the formal valuation requirements of MI 61-101 (pursuant to Section 3.4(b)(i) and (ii) thereof) in connection with the Substantial Issuer Bid and may not be used or relied upon by any other person or for any other purpose without our prior written consent. The Opinion does not constitute a recommendation as to whether any holders of the Shares should tender their Shares to the Substantial Issuer Bid or whether holders of Shares should elect to tender their Shares in an Auction Tender or a Purchase Price Tender (as such terms are defined in the Offer Documents). Except for the inclusion of the Opinion in its entirety and a summary thereof (in a form acceptable to us) in the Offer to Purchase, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of the securities or assets of the Company or of any of its affiliates, and the Opinion should not be construed as such. The Opinion is not, and should not be construed as, advice as to the value of any securities of the Company or the price at which the securities of the Company may trade at any time. BMO Capital Markets was not engaged to review any legal, tax or regulatory aspects of the Offer to Purchase and the Opinion does not address any such matters. We have relied upon, without independent verification, the assessment by the Company and its legal and tax advisors with respect to such matters.

BMO Capital Markets believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

The Opinion is rendered as of the date hereof and BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of BMO Capital Markets after the date hereof. Without limiting the foregoing, if we learn that any of the information we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, or we learn of any material change in any fact or matter affecting the Opinion, BMO Capital Markets reserves the right to change or withdraw the Opinion.

CONCLUSION

Based upon and subject to the foregoing, BMO Capital Markets is of the opinion that, as of the date hereof, (i) a liquid market for the Shares exists, and (ii) it is reasonable to conclude that, following the completion of the Substantial Issuer Bid, there will be a market for holders of the Shares who do not tender to the Substantial Issuer Bid that is not materially less liquid than the market that existed at the time of the making of the Substantial Issuer Bid.

Yours truly,

BMO Nesbitt Burns Inc.

The Letter of Transmittal, certificates for Shares and any other required documents must be sent or delivered by each tendering Shareholder or the tendering Shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its mailing addresses specified below. Any other questions or requests may be directed to the Depositary at the email address, facsimile and telephone numbers specified below.

Offices of the Depositary, AST Trust Company (Canada)

By Mail

P.O. Box 1036

Adelaide Street Postal Station

Toronto, Ontario, Canada M5C 2K4

Attention: Corporate Actions

By Hand, Courier or Registered Mail

1 Toronto Street, Suite 1200

Toronto, Ontario, Canada M5C 2V6

Attention: Corporate Actions

By Facsimile Transmission

Fax: (514) 985-8853

Toll Free in Canada and the U.S.: 1-866-580-7145

Toll Free Outside Canada and the U.S.: 1-416-682-3863

Email: inquiries@astfinancial.com

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET

FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number specified above. Shareholders also may contact their broker, commercial bank, trust company or other nominee for assistance concerning the Offer. Additional copies of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal will be accepted.

The Dealer Managers for the Offer are:

In Canada:	In the United States:

BMO Nesbitt Burns Inc.	BMO Capital Markets Corp.

1 First Canadian Place, 5th Floor 100 King Street West Toronto, Ontario M5X 1H3 Telephone: 1-833-393-3742	3 Times Square, 28th Floor New York, NY 10036 Telephone: 1-833-393-3907